                                                                   Exhibit 10.77





                             AMENDED AND RESTATED
                               CREDIT AGREEMENT


                                    among


                         FEDERAL EXPRESS CORPORATION,


                                 THE LENDERS,


                                     and


                     THE FIRST NATIONAL BANK OF CHICAGO,
                          Individually and as Agent


                           Dated as of May 12, 1995

                              TABLE OF CONTENTS

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ARTICLE I.   DEFINITIONS                                                            1


ARTICLE II.   THE CREDITS                                                          16

      2.1.    Commitment                                                           16
      2.2.    Mandatory Payments; Termination                                      17
      2.3.    Ratable Loans; Types of Advances                                     17
      2.4.    Determination of Levels                                              17
      2.5.    Facility Fee; Agent's Fee; Reductions in Aggregate
              Commitment                                                           17
      2.6.    Minimum Amount of Each Advance                                       18
      2.7.    Optional Principal Payments                                          18
      2.8.    Method of Selecting Types and Interest Periods for
              New Advances                                                         18
      2.9.    Conversion and Continuation of Outstanding Advances                  19
      2.10.   Changes in Interest Rate, etc                                        20
      2.11.   Rates Applicable After Maturity of Advances                          20
      2.12.   Method of Payment                                                    20
      2.13.   Notes; Telephonic Notices                                            20
      2.14.   Interest Payment Dates; Interest and Fee Basis                       21
      2.15.   Notification of Advances, Interest Rates, Prepayments
              and Commitment Reductions                                            21
      2.16.   Lending Installations                                                21
      2.17.   Non-Receipt of Funds by the Agent                                    22
      2.18.   Withholding Tax Exemption                                            22


ARTICLE III.   CHANGE IN CIRCUMSTANCES                                             23

      3.1.    Yield Protection                                                     23
      3.2.    Changes in Capital Adequacy Regulations                              23
      3.3.    Availability of Types of Advances                                    24
      3.4.    Funding Indemnification                                              24
      3.5.    Lender Statements; Survival of Indemnity                             24


ARTICLE IV.   CONDITIONS PRECEDENT                                                 25

      4.1.    Closing                                                              25
      4.2.    Each Advance                                                         26
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ARTICLE V.   REPRESENTATIONS AND WARRANTIES                                        27

     5.1.    Corporate Existence and Standing                                      27
     5.2.    Authorization and Validity                                            27
     5.3.    No Conflict; Government Consent                                       27
     5.4.    Financial Statements                                                  27
     5.5.    Taxes                                                                 28
     5.6.    Litigation and Contingent Obligations                                 28
     5.7.    Subsidiaries                                                          28
     5.8.    ERISA                                                                 28
     5.9.    Accuracy of Information                                               28
     5.10.   Regulation U                                                          29
     5.11.   Material Agreements                                                   29
     5.12.   Compliance With Laws                                                  29
     5.13.   Existing Liens                                                        29
     5.14.   Investment Company Act                                                29
     5.15.   Citizenship                                                           29
     5.16.   Status as Air Carrier                                                 29
     5.17.   Pari Passu                                                            30


ARTICLE VI.   COVENANTS                                                            30

     6.1.    Financial Reporting                                                   30
     6.2.    Use of Proceeds                                                       32
     6.3.    Notice of Default                                                     32
     6.4.    Conduct of Business                                                   32
     6.5.    Citizenship and Regulatory Certificates                               32
     6.6.    Payment of Taxes                                                      33
     6.7.    Insurance                                                             33
     6.8.    Compliance with Laws                                                  33
     6.9.    Maintenance of Properties                                             33
     6.10.   Inspection                                                            33
     6.11.   Dividend Declarations and Restricted Investments                      33
     6.12.   Leverage                                                              34
     6.13.   Fixed Charge Coverage                                                 34
     6.14.   Consolidated Adjusted Net Worth                                       34
     6.15.   Merger and Consolidation                                              34
     6.16.   Sales of Assets                                                       35
     6.17.   Loans, Advances and Investments                                       36
     6.18.   Contingent Liabilities                                                37
     6.19.   Liens                                                                 38
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ARTICLE VII.   DEFAULTS                                                            40

ARTICLE VIII.   ACCELERATION, WAIVERS, AMENDMENTS AND
                   REMEDIES                                                        42

        8.1.    Acceleration                                                       42
        8.2.    Amendments                                                         42
        8.3.    Preservation of Rights                                             43

ARTICLE IX.   GENERAL PROVISIONS                                                   44

        9.1.    Survival of Representations                                        44
        9.2.    Governmental Regulation                                            44
        9.3.    Taxes                                                              44
        9.4.    Headings                                                           44
        9.5.    Entire Agreement                                                   44
        9.6.    Several Obligations; Benefits of this Agreement                    44
        9.7.    Expenses; Indemnification                                          44
        9.8.    Numbers of Documents                                               45
        9.9.    Severability of Provisions                                         45
        9.10.   Nonliability of Lenders                                            45
        9.11.   Choice of Law                                                      45
        9.12.   Consent to Jurisdiction                                            45
        9.13.   Waiver of Jury Trial                                               46
        9.14.   Confidentiality                                                    46
        9.15.   Accounting                                                         46
        9.16.   Effect on Prior Agreement; Ratification                            46

ARTICLE X.   THE AGENT                                                             47

        10.1.   Appointment                                                        47
        10.2.   Powers                                                             47
        10.3.   General Immunity                                                   47
        10.4.   No Responsibility for Loans, Recitals, etc                         47
        10.5.   Action on Instructions of Lenders                                  47
        10.6.   Employment of Agents and Counsel                                   48
        10.7.   Reliance on Documents; Counsel                                     48
        10.8.   Agent's Reimbursement and Indemnification                          48
        10.9.   Rights as a Lender                                                 48
        10.10.  Lender Credit Decision                                             49
        10.11.  Successor Agent                                                    49
        10.12.  Distribution of Information                                        49
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ARTICLE XI.   SETOFF; RATABLE PAYMENTS                                             50

      11.1.   Setoff                                                               50
      11.2.   Ratable Payments                                                     50


ARTICLE XII.   BENEFIT OF AGREEMENT; ASSIGNMENTS;
               PARTICIPATIONS                                                      50

      12.1.   Successors and Assigns                                               50
      12.2.   Participations                                                       51
              12.2.1.     Permitted Participants; Effect                           51
              12.2.2.     Voting Rights                                            51
              12.2.3.     Benefit of Setoff                                        51
      12.3.   Assignments                                                          52
              12.3.1.     Permitted Assignments                                    52
              12.3.2.     Required Assignments                                     52
              12.3.3.     Effect; Effective Date                                   53
      12.4.   Dissemination of Information                                         53
      12.5.   Tax Treatment                                                        53


ARTICLE XIII.   NOTICES                                                            53

      13.1.   Giving Notice                                                        53
      13.2.   Change of Address                                                    54

ARTICLE XIV.   COUNTERPARTS                                                        54



                                                         EXHIBITS


EXHIBIT "A" -      Note                                                            84
EXHIBIT "B" -      Opinion of Counsel                                              86
EXHIBIT "C" -      Assignment Agreement                                            90
EXHIBIT "D" -      Loan/Credit Related Money Transfer Instruction                  99
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                                               SCHEDULES
SCHEDULE "1"       -      Significant Subsidiaries                                100
SCHEDULE "2"       -      Compliance Calculations                                 101

                          FEDERAL EXPRESS CORPORATION
                             AMENDED AND RESTATED
                               CREDIT AGREEMENT

         This Agreement, dated as of May 12, 1995, is among Federal Express Corporation, the Lenders and The First National Bank of Chicago, as Agent. The parties hereto agree as follows:

         WHEREAS, the Borrower (this and other capitalized terms shall have the respective meanings set forth in Article I hereinbelow), the Agent, and certain lenders (the "Prior Lenders") are parties to that certain Credit Agreement dated as of May 7, 1993, as heretofore amended (as so amended the "Prior Agreement"), pursuant to which the Prior Lenders agreed to make available to the Borrower revolving credit loans on the terms and conditions set forth therein (hereinafter the "Prior Credit Facility"); and

         WHEREAS, the Borrower, the Agent, and the Lenders desire to restructure the Prior Credit Facility and to amend and restate the Prior Agreement in certain respects as more fully set forth herein, and to release those Prior Lenders which are not continuing as Lenders (hereinafter the "Withdrawing Lenders"); and

         WHEREAS, pursuant to the terms of this Agreement, on the Effective Date, (i) the Prior Credit Facility shall be restructured in the form of the credit facility described herein, (ii) all loans and other obligations of the Borrower to the Lenders outstanding as of such date shall be deemed to be loans and obligations outstanding under the revolving credit facility described herein, (iii) the Withdrawing Lenders shall no longer be parties to this Agreement, and (iv) all provisions of this Amended and Restated Credit Agreement not previously in effect shall become effective;

         NOW, THEREFORE, in consideration of the undertakings set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree that, effective upon the Effective Date, the Prior Agreement is hereby amended and restated in its entirety to read as follows:


                                   ARTICLE I

                                  DEFINITIONS

         As used in this Agreement:

         "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or

(ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.

         "Advance" means a borrowing hereunder consisting of the aggregate amount of the several Loans made by the Lenders to the Borrower of the same Type and, in the case of Fixed Rate Advances, for the same Interest Period.

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Agent" means The First National Bank of Chicago in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

         "Aggregate Commitment" means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.

         "Agreement" means this amended and restated credit agreement, as it may be amended or modified and in effect from time to time.

         "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Corporate Base Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

         "Applicable Margin" means:

         (a)      at all times that the Borrower's debt ratings are at Level I:

                          .20% with respect to Eurodollar Advances and .325% with respect to Fixed CD Rate Advances;

         (b)      at all times that the Borrower's debt ratings are at Level II:

                          .225% with respect to Eurodollar Advances and .35% with respect to Fixed CD Rate Advances;

         (c)      at all times that the Borrower's debt ratings are at Level
III:

                          .25% with respect to Eurodollar Advances and .375% with respect to Fixed CD Rate Advances;

         (d)      at all times that the Borrower's debt ratings are at Level IV:

                          .35% with respect to Eurodollar Advances and .475% with respect to Fixed CD Rate Advances;

                  and

         (e) at all times that the Borrower's debt ratings are at Level V or the Borrower's senior unsecured long- term debt is not rated:

                          .425% with respect to Eurodollar Advances and .55% with respect to Fixed CD Rate Advances.

Each change in the Applicable Margin resulting from a change in the rating of the Borrower's senior unsecured long-term debt by either S&P or Moody's shall take effect at the time such change in such rating is publicly announced by the relevant rating agency.

         "Article" means an article of this Agreement unless another document is specifically referenced.

         "Assessment Rate" means, for any CD Interest Period, the assessment rate per annum (rounded upwards to the next higher multiple of 1/100 of 1% if the rate is not such a multiple) payable to the Federal Deposit Insurance Corporation (or any successor) for the insurance of domestic deposits of First Chicago, as reasonably determined by the Agent on the first day of such CD Interest Period.

         "Authorized Officer" means any one of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, or the Managing Director Corporate Finance and Assistant Treasurer of the Borrower or any other officer or employee of the Borrower designated in writing as an "Authorized Officer" under this Agreement by any one of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, or the Managing Director Corporate Finance and Assistant Treasurer of the Borrower.

         "Beneficial Owner" means a Person deemed the "Beneficial Owner" of any securities as to which such Person or any of such Person's Affiliates is or may be deemed to be the beneficial owner pursuant to Rule 13d-3 or 13d-5 under the Securities Exchange Act of 1934 (as the same may from time to time be amended, modified or readopted), as well as any securities as to which such Person or any of such Person's Affiliates has the right to become such a beneficial owner (whether such right is exercisable immediately or only after the passage of time or the occurrence of a specified event) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise. In determining the percentage of the outstanding Voting Stock with respect to which a Person is the Beneficial Owner, all shares as to which such Person is deemed the Beneficial Owner shall be deemed outstanding.

         "Borrower" means Federal Express Corporation, a Delaware corporation, and its successors and assigns.

         "Borrowing Date" means a date on which an Advance is made hereunder.

         "Borrowing Notice" is defined in Section 2.8.

         "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities.

         "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

         "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

         "Capitalized Operating Lease Value" means the present value, using a discount rate equal to 12.5%, of the Borrower's future minimum lease payments for aircraft leases scheduled to terminate more than 365 days after their respective dates of execution.

         "CD Interest Period" means, with respect to a Fixed CD Rate Advance, a period of 30, 60, 90 or 180 days commencing on a Business Day selected by the Borrower pursuant to this Agreement. If such CD Interest Period would end on a day which is not a Business Day, such CD Interest Period shall end on the next succeeding Business Day.

         "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

         "Commitment" means, for each Lender, the obligation of such Lender to make Loans not exceeding the amount set forth opposite its signature below, as such amount may be modified from time to time pursuant to the terms hereof.

         "Consolidated Adjusted Net Worth" means, at any date as of which the amount thereof is to be determined, (a) the sum of the amounts set forth as preferred stock, common stock, capital in excess of par value or paid-in surplus and retained earnings on a consolidated balance sheet of the Borrower and the Consolidated Subsidiaries prepared as of such date in accordance with GAAP, minus (b) the sum of the amounts set forth on such consolidated balance sheet as (i) the cost of any shares of the Borrower's common stock held in the treasury and (ii) any surplus resulting from any write-up of assets after the date of this Agreement and
(iii) the aggregate value of all goodwill, all determined in accordance with GAAP.

         "Consolidated Adjusted Total Assets" means, at any date as of which the amount thereof is to be determined, (a) the aggregate amount set forth as the assets of the Borrower and the Consolidated Subsidiaries on a consolidated balance sheet of the Borrower and the Consolidated Subsidiaries prepared as of such date in accordance with GAAP, minus (b) the aggregate book value as of such date of determination of all assets of the Borrower or a Consolidated Subsidiary subject on such date of determination to a Lien permitted by Section 6.19(j).

         "Consolidated Cash Flow" means, on a consolidated basis for the Borrower and its Consolidated Subsidiaries for the twelve most recent complete fiscal months, the sum of (i) income (loss) before income taxes, plus (ii) Interest Expense, plus (iii) Rent Expense, in each case as determined in accordance with GAAP.

         "Consolidated Net Income" means, for any period, the net income (or net loss) of the Borrower and the Consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and after giving appropriate effect to any outside minority interests in the Consolidated Subsidiaries, excluding

                  (a) any aggregate net gain arising from the sale or other disposition of any assets other than any such gain arising from the sale or other disposition of assets (including aircraft) in the ordinary course of business,

                  (b)     any gain arising from any write-ups of assets,

                  (c)     any unrealized capital gain or loss on any investment,

                  (d) any portion of the earnings of any Consolidated Subsidiary which for any reason is unavailable for payment of dividends to the Borrower or another Consolidated Subsidiary,

                  (e) any amount representing the interest of the Borrower and the Consolidated Subsidiaries in the undistributed earnings of any other Person (other than a Consolidated Subsidiary), and

                  (f) the net income (or net loss) of any Person prior to the date it became a Consolidated Subsidiary.

         "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements in accordance with GAAP if such statements were prepared as of such date.

         "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a Letter of Credit.

         "Continuing Director" means an individual who is a member of the Board of Directors of the Borrower on the date of this Agreement or who shall have become a member of the Board of Directors of the Borrower subsequent to such date and who shall have been nominated or elected by a majority of the other Continuing Directors then members of the Board of Directors of the Borrower.

         "Conversion/Continuation Notice" is defined in Section 2.9.

         "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

         "Corporate Base Rate" means a rate per annum equal to the corporate base rate of interest announced by First Chicago from time to time, changing when and as said corporate base rate changes.

         "Current Market Price" means, with respect to any security on any date, the last sale price or, in case no such sale takes place on such date, the average of the closing bid and asked prices for such security, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange, Inc. or, if such security is not then listed or admitted to trading on the New York Stock Exchange, Inc., as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such security is listed or admitted to trading or, if such security is not then listed or admitted to trading on any national securities exchange, on the NASDAQ National Market System or, if such security is not then quoted on such National Market System, the average of the closing bid and asked prices for such security in the over-the-counter market, as reported by NASDAQ or such other system then in use, or, if on any such date such security is not then quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market-maker then making a market in such security selected by the Board of Directors of the Borrower or a duly authorized committee thereof; provided, however, that if on any such date such security is not listed or admitted to trading on a national securities exchange or traded in the over-the-counter market, the "Current Market Price" of such security on such date shall mean the fair value thereof on such date as determined in good faith by the Board of Directors of the Borrower or a duly authorized committee thereof.

         "Current Maturities" means, as of any date with respect to the Long Term Debt or the Capitalized Lease Obligations of any Person, any portion of such Long Term Debt or Capitalized Lease Obligations, as the case may be, which would in accordance with GAAP be classified as a current liability of such Person.

         "Dealer" means a Lender, First Tennessee Bank, N.A., Union Planters National Bank of Memphis or any other national or state bank or trust company or dealer or broker of government securities having either (A) capital, surplus and undivided profits or (B) total equity of at least $250,000,000, or any affiliate thereof authorized to deal in the commercial products described in clauses (i), (ii), and (iii) of Section 6.17(e).

         "Default" means an event described in Article VII.

         "Effective Date" means the Business Day on or before June 1, 1995 on which (a) the Borrower, the Agent and the Lenders have executed this Agreement,
(b) the Borrower has satisfied all of the terms and conditions of Section 4.1, and (c) the Borrower has paid all fees then due to the Agent and the Lenders in connection with this Agreement.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "Eurodollar Advance" means an Advance which bears interest at a Eurodollar Rate.

         "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period, the rate determined by the Agent to be the arithmetic average of the rates reported to the Agent by each Reference Lender as the rate at which deposits in U.S. dollars are offered by such Reference Lender to first-class banks in the London interbank market at approximately 11 a.m. (London time) two Business Days prior to the first day of such Eurodollar Interest Period, in the approximate amount of such Reference Lender's relevant Eurodollar Loan and having a maturity approximately equal to such Eurodollar Interest Period. If any Reference Lender fails to provide such quotation to the Agent, then the Agent shall determine the Eurodollar Base Rate on the basis of the quotations of the remaining Reference Lender(s).

         "Eurodollar Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three, or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Eurodollar Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three, or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third, or sixth succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such next, second, third, or sixth succeeding month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Eurodollar Interest Period shall end on the immediately preceding Business Day.

         "Eurodollar Loan" means a Loan which bears interest at a Eurodollar
Rate.

         "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period, the sum of (i) an amount equal to (a) the Eurodollar Base Rate applicable to such Eurodollar Interest Period, divided by
(b) one minus the Reserve Requirement (expressed as a decimal), if any, applicable to such Eurodollar Interest Period, and (ii) the Applicable Margin. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

         "FAA" means the Federal Aviation Administration or any other governmental agency succeeding to the jurisdiction thereof.

         "Facility Termination Date" means May 31, 2000 or any earlier date on which the Commitments are cancelled by the Borrower or otherwise terminated pursuant to this Agreement.

         "Fair Market Value" means (i) as to securities which are publicly traded, the average of the Current Market Prices of such securities for each day during the period of 10 consecutive trading days immediately preceding the date of determination and (ii) as to securities which are not publicly traded or any other property, the fair value thereof as determined in good faith by the Board of Directors of the Borrower or a duly authorized committee thereof.

         "Federal Aviation Act" means the Federal Aviation Act of 1958, as amended from time to time.

         "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

         "First Chicago" means The First National Bank of Chicago in its individual capacity, and its successors.

         "Fixed CD Base Rate" means, with respect to a Fixed CD Rate Advance for the relevant CD Interest Period, the rate determined by the Agent to be the arithmetic average of the rate reported to the Agent by each Reference Lender as the prevailing bid rate for the purchase at face value at or before 10 a.m. (Chicago time) on the first day of such CD Interest Period by three New York or Chicago certificate of deposit dealers of recognized standing selected by such Reference Lender of certificates of deposit of such Reference Lender in the approximate amount of such Reference Lender's relevant Fixed CD Rate Loan and having a maturity approximately equal to such CD Interest Period, provided that if such quotations from such dealers are not available to such Reference Lender, such Reference Lender shall notify the Agent of a reasonably equivalent rate determined by it on the basis of a reliable alternative source for certificate of deposit rates reflecting comparable and current interest rates for such CD Interest Period selected by it in accordance with its usual business practices. If any Reference Lender fails to provide such quotation to the Agent, then the Agent shall determine the Fixed CD Base Rate on the basis of the quotations of the remaining Reference Lender(s).

         "Fixed CD Rate" means, with respect to a Fixed CD Rate Advance for the relevant CD Interest Period, a rate per annum equal to the sum of (i) an amount equal to (a) the Fixed CD Base Rate applicable to such CD Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal), if any, applicable to such CD Interest Period, and (ii) the Assessment Rate applicable to such CD Interest Period, plus (iii) the Applicable Margin. The Fixed CD Rate shall be rounded to the next higher multiple of 1/100 of 1% if the rate is not such a multiple.

         "Fixed CD Rate Advance" means an Advance which bears interest at a Fixed CD Rate.

         "Fixed CD Rate Loan" means a Loan which bears interest at a Fixed CD Rate.

         "Fixed Rate" means the Fixed CD Rate or the Eurodollar Rate.

         "Fixed Rate Advance" means an Advance which bears interest at a Fixed Rate.

         "Fixed Rate Loan" means a Loan which bears interest at a Fixed Rate.

         "Flight Equipment" means, collectively, aircraft, aircraft engines, appliances and spare parts, all as defined in the Federal Aviation Act, and related parts.

         "Floating Rate" means, for any day, a rate per annum equal to the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes.

         "Floating Rate Advance" means an Advance which bears interest at the Floating Rate.

         "Floating Rate Loan" means a Loan which bears interest at the Floating Rate.

         "Funded Debt" means any Indebtedness (other than items characterized as Indebtedness pursuant to clause (vii) of the definition thereof) of the Borrower or any Consolidated Subsidiary that is outstanding on the date of determination.

         "GAAP" means generally accepted principles of accounting as in effect at the time of application to the provisions hereof provided that any modification in generally accepted accounting principles which is made within twelve months prior to any such application and which would result in a Default or Unmatured Default shall be disregarded.

         "Indebtedness" of a Person means without duplication, such Person's
(i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease Obligations, (vi) net liabilities under interest rate swap, exchange or cap agreements, (vii) Contingent Obligations, and (viii) obligations created through asset securitization financing programs.

         "Interest Expense" means, for any period, the gross interest expense (without regard to any offsetting interest income or reduction for capitalized interest) of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP.

         "Interest Period" means a CD Interest Period or a Eurodollar Interest Period.

         "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account (other than a demand deposit account maintained in the ordinary course of business) or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

         "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

         "Lending Installation" means, with respect to a Lender or the Agent, any office, branch, subsidiary or affiliate of such Lender or the Agent.

         "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

         "Level" means any of Level I, Level II, Level III, Level IV, or Level
V.

         "Level I" means, with respect to the Borrower's senior unsecured long-term public debt and subject to Section 2.4, a rating equal to or better than A- from S&P or A3 from Moody's.

         "Level II" means, with respect to the Borrower's senior unsecured long-term public debt and subject to Section 2.4, a rating equal to or better than BBB+ from S&P or Baa1 from Moody's but less than a rating that would place the Borrower at Level I.

         "Level III" means, with respect to the Borrower's senior unsecured long-term public debt and subject to Section 2.4, a rating equal to or better than BBB from S&P or Baa2 from Moody's but less than a rating that would place the Borrower at Level I or Level II.

         "Level IV" means, with respect to the Borrower's senior unsecured long-term public debt and subject to Section 2.4, a rating equal to or better than BBB- from S&P or Baa3 from Moody's but less than a rating that would place the Borrower at Level I, Level II or Level III.

         "Level V" means, with respect to the Borrower's senior unsecured long-term public debt and subject to Section 2.4, ratings lower than BBB- from S&P and Baa3 from Moody's.

         "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

         "Loan" means, with respect to a Lender, such Lender's portion of any Advance.

         "Loan Documents" means this Agreement and the Notes.

         "Long Term Debt" means, as of any date with respect to any Person, all liabilities of such Person outstanding on such date which would in accordance with GAAP be classified as long term debt of such Person.

         "Material Adverse Effect" means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or
(iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

         "Moody's" means Moody's Investors Service, Inc. or, if Moody's shall cease rating Indebtedness of the Borrower and its ratings business with respect to Indebtedness of the Borrower shall have been transferred to a successor Person, such successor Person; provided, however, that if Moody's ceases rating securities similar to Indebtedness of the Borrower and its ratings business with respect to Indebtedness of the Borrower shall not have been transferred to any successor Person, then "Moody's" shall mean any other nationally recognized rating agency (other than S&P) selected by the Borrower that rates any Indebtedness of the Borrower.

         "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

         "Note" means a promissory note, in substantially the form of Exhibit "A" hereto, duly executed by the Borrower and payable to the order of a Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.

         "Notice of Assignment" is defined in Section 12.3.3.

         "Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party hereunder arising under the Loan Documents.

         "Participants" is defined in Section 12.2.1.

         "Payment Date" means the last day of each February, May, August, and November after the date of this Agreement.

         "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

         "Person" means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

         "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

         "Prior Agreement" is defined in the recitals to this Agreement.

         "Prior Credit Facility" is defined in the recitals to this Agreement.

         "Prior Lenders" is defined in the recitals to this Agreement.

         "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned or leased by such Person.

         "Purchaser" is defined in Section 12.3.1.

         "Reference Lenders" means First Chicago, The Chase Manhattan Bank, N.A., and National Westminster Bank PLC.

         "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

         "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

         "Rent Expense" means, for any period, the rental expense of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP excluding rental expense with respect to leases of aircraft scheduled to terminate no more than 365 days after their respective dates of execution.

         "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or
Section 412(d) of the Code.

         "Required Lenders" means Lenders in the aggregate having at least 66-2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66-2/3% of the aggregate unpaid principal amount of the outstanding Advances.

         "Reserve Requirement" means, with respect to a CD Interest Period or a Eurodollar Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on new non-personal time deposits of $100,000 or more with a maturity equal to that of such CD Interest Period (in the case of Fixed CD Rate Advances) or on Eurocurrency liabilities (in the case of Eurodollar Advances).

         "Restricted Investment" means any Investment other than an Investment permitted by Sections 6.17(a) through (j).

         "Restructuring Event" means any of the following: (1) any Person becoming the Beneficial Owner of Voting Stock of the Borrower having more than 30 percent of the voting power of all of the then outstanding Voting Stock of the Borrower; (2) individuals who are not Continuing Directors constituting a majority of the Board of Directors of the Borrower; (3) the Borrower consolidating with or merging into any other Person, or any other Person consolidating with or merging into the Borrower, pursuant to a transaction in which capital stock of the Borrower then outstanding (other than capital stock held by the Borrower or capital stock held by any Person which is a party to such consolidation or merger) is changed or exchanged unless the Borrower is the surviving entity and no Default or Unmatured Default shall occur upon giving effect to such consolidation or merger; (4) the Borrower, in one transaction or a series of related transactions, conveying, transferring or leasing, directly or indirectly, all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole (other than to a Wholly-Owned Subsidiary of the Borrower); or (5) the Borrower or any of its Subsidiaries paying or effecting a dividend or distribution (including by way of recapitalization or reclassification) in respect of its capital stock (other than solely to the Borrower or any of its Wholly-Owned Subsidiaries and other than solely for capital stock of the Borrower), or purchasing, redeeming, retiring, exchanging or otherwise acquiring for value any of its capital stock (other than solely from the Borrower or any of its Wholly-Owned Subsidiaries and other than solely for capital stock of the Borrower), if the cash and Fair Market Value of the securities and assets paid or distributed in connection therewith (determined on the record date for such dividend or distribution or the effective date for such purchase, redemption, retirement, exchange or other acquisition), together with the cash and Fair Market Value of the securities and assets paid or distributed in connection with all other such dividends, distributions, purchases, redemptions, retirements, exchanges and acquisitions effected within the 12-month period preceding the record date for such dividend or distribution or the effective date for such purchase, redemption, retirement, exchange or other acquisition (determined on the respective record or effective dates for such other dividends, distributions, purchases, redemptions, retirements, exchanges and acquisitions), exceeds 30 percent of the aggregate Fair Market Value of all capital stock of the Borrower outstanding on the record date for such dividend or distribution or the effective date for such purchase, redemption, retirement, exchange or other acquisition (determined on such record or effective date).

         "S&P" means Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., or, if S&P shall cease rating Indebtedness of the Borrower and its ratings business with respect to Indebtedness of the Borrower shall have been transferred to a successor Person, such successor Person; provided, however, that if S&P ceases rating securities similar to Indebtedness of the Borrower and its ratings business with respect to Indebtedness of the Borrower shall not have been transferred to any successor Person, then "S&P" shall mean any other nationally recognized rating agency (other than Moody's) selected by the Borrower that rates any Indebtedness of the Borrower.

         "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

         "Significant Subsidiary" means, during each fiscal year of the Borrower, any Subsidiary of the Borrower which had revenues (determined in accordance with GAAP) for the immediately preceding fiscal year of the Borrower in excess of 1.0% of the consolidated revenues (determined in accordance with GAAP) of the Borrower and the Consolidated Subsidiaries for such immediately preceding fiscal year.

         "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

         "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding Voting Stock of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having power to direct the ordinary affairs thereof of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

         "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause
(i) above.

         "Tiger International" means Tiger International, Inc. a Delaware corporation.

         "Transferee" is defined in Section 12.4.

         "Type" means, with respect to any Advance, its nature as a Floating Rate Advance, Eurodollar Advance or Fixed CD Rate Advance.

         "Unfunded Liabilities" means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.

         "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

         "Voting Stock" means all outstanding shares of capital stock of the Borrower entitled to vote generally in the election of directors.

         "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

         "Withdrawing Lenders" is defined in the recitals to this Agreement.

         The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

                                  ARTICLE II

                                  THE CREDITS

         2.1. Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to lend hereunder shall expire on the Facility Termination Date.

         2.2. Mandatory Payments; Termination. (a) The Borrower will promptly give notice to the Agent and the Lenders of the occurrence of a Restructuring Event. If, within 30 days after the later of the occurrence of a Restructuring Event or the date on which the Agent and the Lenders have received notice from the Borrower that a Restructuring Event has occurred, the Agent on behalf of the Required Lenders notifies the Borrower in writing that the Required Lenders desire the prepayment and cancellation of this Agreement (such notice hereinafter a "Cancellation Notice"), then (i) the Borrower shall within 30 days after its receipt of such Cancellation Notice prepay in full the entire principal amount, if any, outstanding on the Notes and all of the other Obligations, and (ii) on the earlier of (1) the date that the Borrower prepays the Notes and all of the other Obligations pursuant to clause (i) of this sentence, or (2) the 30th day after the Borrower receives such Cancellation Notice, the outstanding balance of the Notes and all other Obligations shall mature and be due and payable in full and the Aggregate Commitment and the Commitment of each Lender shall be automatically and permanently terminated and reduced to zero. As of the date of such Cancellation Notice, the Borrower shall no longer be permitted to borrow additional Advances under this Agreement.

         (b) Any outstanding Advances and all other unpaid Obligations shall mature and be paid in full by the Borrower on the Facility Termination Date.

         2.3. Ratable Loans; Types of Advances. Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment. The Advances may be Floating Rate Advances, Fixed CD Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9. Not more than fifteen Fixed Rate Advances may be outstanding at any one time.

         2.4. Determination of Levels. The applicable Level of the Borrower's senior unsecured long-term public debt rating will be determined as set forth in the respective definition of each Level unless there is a split of ratings between the rating given by S&P and the rating given by Moody's. In the event of a split in the Borrower's ratings, the higher of the Borrower's ratings will determine the applicable Level except as provided in the following sentence. In the event of a split of two or more ratings, the applicable Level will be determined as set forth in the respective definition of each Level except that for purposes of applying such definitions the higher of the two ratings will be deemed to be reduced to the rating that is one rating below the actual rating.

         2.5.     Facility Fee; Agent's Fee; Reductions in Aggregate
Commitment. The Borrower agrees to pay to the Agent for the account of each Lender a facility fee on the daily amount of such Lender's Commitment from the Effective Date to and including the Facility Termination Date in the amount of
 .10% per annum at all times that the Borrower's debt ratings are at Level I, .11% per annum at all times that the Borrower's debt ratings are at Level II, .125% per annum at all times that the Borrower's debt ratings are at Level III, .175% per annum at all times that the Borrower's debt ratings are at Level IV, and .20% per annum at all times that the Borrower's debt ratings are at Level
V. Each change in the rate of the facility fee resulting from a change in the rating of the Borrower's senior unsecured long-term debt by either rating agency shall take effect at the time such change in such rating is publicly announced by the relevant rating agency. Such facility fee shall be payable on each Payment Date hereafter and on the Facility Termination Date. The Borrower shall pay to the Agent as compensation for its services hereunder the fees specified in the letter agreement of April 5, 1995, between the Agent and the Borrower as it may be amended or supplemented from time to time. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in the minimum amount of $20,000,000 and in integral multiples of $10,000,000 in excess thereof, upon at least ten Business Days' written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the aggregate principal amount of the outstanding
Advances. All accrued facility fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

         2.6. Minimum Amount of Each Advance. Each Advance shall be in the minimum amount of $5,000,000 (and in integral multiples of $1,000,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

         2.7. Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple thereof, any portion of the outstanding Floating Rate Advances upon one Business Day's prior notice to the Agent. A Fixed Rate Advance may not be paid prior to the last day of the applicable Interest Period except pursuant to an acceleration or a mandatory prepayment in accordance with this Agreement.

         2.8. Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Fixed Rate Advance, the Interest Period applicable to each Advance from time to time. The Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 10:00 a.m. (Chicago time) on the Borrowing Date of each Floating Rate Advance, at least one Business Day before the

Borrowing Date of each Fixed CD Rate Advance and at least three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

         (i) the Borrowing Date, which shall be a Business Day, of such Advance,

         (ii)     the aggregate amount of such Advance,

         (iii)    the Type of Advance selected, and

         (iv) in the case of each Fixed Rate Advance, the Interest Period applicable thereto.

Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans, in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII. Upon satisfaction or waiver in accordance with the terms of this Agreement of the applicable conditions precedent set forth in Article IV, the Agent will make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address.

         2.9.     Conversion and Continuation of Outstanding Advances.
Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Fixed Rate Advances. Each Fixed Rate Advance of any Type shall continue as a Fixed Rate Advance of such Type until the end of the then applicable Interest Period therefor, at which time such Fixed Rate Advance shall be automatically converted into a Floating Rate Advance unless the Borrower shall have given the Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Fixed Rate Advance shall either continue as a Fixed Rate Advance of such Type for the same or another Interest Period or be converted into an Advance of another Type. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances; provided that any conversion of any Fixed Rate Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of an Advance or continuation of a Fixed Rate Advance not later than 10:00 a.m. (Chicago time) on the date of the requested conversion, in the case of a conversion of any Advance into a Floating Rate Advance, at least one Business Day, in the case of a conversion into or continuation of a Fixed CD Rate Advance, or at least three Business Days, in the case of a conversion into or continuation of a Eurodollar Advance, prior to the date of the requested conversion or continuation, specifying:

         (i) the requested date, which shall be a Business Day, of such conversion or continuation;

         (ii) the aggregate amount and Type of the Advance which is to be converted or continued; and

         (iii) the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Fixed Rate Advance, the duration of the Interest Period applicable thereto.

         2.10. Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Fixed Rate Advance into a Floating Rate Advance pursuant to Section 2.9 to but excluding the date it becomes due or is converted into a Fixed Rate Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Fixed Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Fixed Rate Advance. No Interest Period may end after the Facility Termination Date.

         2.11. Rates Applicable After Maturity of Advances. Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, no Advance may be made as, converted into or continued as a Fixed Rate Advance (except with the consent of the Required Lenders) when any Default or Unmatured Default has occurred and is continuing. If any Advance is not paid at maturity, whether by acceleration or otherwise, (i) each Fixed Rate Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Fixed Rate Advance for such Interest Period plus 1% per annum and at the end of each Interest Period shall automatically convert to a Floating Rate Advance bearing interest in accordance with clause (ii) of this Section, and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to the Floating Rate Advance plus 1% per annum.

         2.12. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to
Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (local time) on the date when due. Each such payment shall be applied to any Advances and other amounts then due in accordance with the written instructions from the Borrower to the Agent accompanying such payment and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at such Lender's address specified pursuant to
Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of the Borrower maintained with First Chicago for each payment of principal, interest and fees as it becomes due hereunder.

         2.13. Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note or otherwise in accordance with its usual business practices, provided, however, that the failure to so record shall not affect the Borrower's obligations under such Note. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be an Authorized Officer acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Agent a written confirmation of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

         2.14. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Fixed Rate Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Fixed Rate Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Fixed Rate Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Fixed Rate Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Fixed Rate Advances shall be calculated for actual days elapsed on the basis of a 360-day year. All other interest and fees shall be calculated for actual days elapsed on the basis of a 365- or 366-day year, as appropriate. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

         2.15. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Fixed Rate Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate. Each Reference Lender agrees to furnish timely information for the purpose of determining the Eurodollar Rate or the Fixed CD Rate, as applicable.

         2.16. Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written notice to the Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

         2.17. Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

         2.18. Withholding Tax Exemption. At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

                                  ARTICLE III

                            CHANGE IN CIRCUMSTANCES


         3.1. Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of any Lender therewith,

         (i) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding federal taxation of the overall net income of any Lender or applicable Lending Installation), or changes the basis of taxation of payments to any Lender in respect of its Loans or other amounts due it hereunder, or

         (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Fixed Rate Advances), or

         (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of loans held or interest received by it, by an amount deemed material by such Lender, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans and its Commitment.

         3.2. Changes in Capital Adequacy Regulations. If a Lender determines that the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its obligation to make Loans hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means
(i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

         3.3. Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Fixed Rate Advances are not available or (ii) the interest rate applicable to a Type of Advance does not accurately reflect the cost of making or maintaining such Advance, then the Agent shall suspend the availability of the affected Type of Advance and require any Fixed Rate Advances of the affected Type to be converted to an unaffected type. Subject to the provisions of Article II hereof, the Borrower may select any unaffected Type for purposes of such conversion. If the Borrower fails to select a new Type of Advance, the affected Advances shall be converted to Floating Rate Advances.

         3.4. Funding Indemnification. If any payment or conversion of a Fixed Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Fixed Rate Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Fixed Rate Advance.

         3.5. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Fixed Rate Loans to reduce any liability of the Borrower to such Lender under Sections 3.1 and 3.2 or to avoid the unavailability of a Type of Advance under Section 3.3, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion. Each Lender shall deliver a written statement of such Lender as to the amount due, if any, under Section 3.1, 3.2 or 3.4. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Fixed Rate Loan shall be calculated as though each Lender funded its Fixed Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Fixed Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Borrower of the written statement. The obligations of the Borrower under Sections 3.1, 3.2 and 3.4 shall survive payment of the Obligations and termination of this Agreement.



                                  ARTICLE IV

                             CONDITIONS PRECEDENT


         4.1. Closing. The Lenders shall not be required to make the initial Advance hereunder unless on or before the Effective Date the Borrower has furnished to the Agent with sufficient copies for the Lenders:

         (i) Copies of the articles of incorporation of the Borrower, together with all amendments, and a certificate of good standing, both certified on or within 15 days prior to the Effective Date by the appropriate governmental officer in its jurisdiction of incorporation.

         (ii) Copies, certified as of the Effective Date by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors' resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for any Lender) authorizing the execution, delivery, and performance of the Loan Documents.

         (iii) An incumbency certificate, executed as of the Effective Date by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

         (iv) A certificate, dated the Effective Date, signed by the Chief Financial Officer or Treasurer of the Borrower, stating that on such date no Default or Unmatured Default has occurred and is continuing.

         (v) A written opinion of the Borrower's counsel, addressed to the Lenders in substantially the form of Exhibit "B" hereto.

         (vi)     Notes payable to the order of each of the Lenders.

         (vii) Written money transfer instructions, in substantially the form of Exhibit "D" hereto, addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

         (viii) A written representation and warranty by the Borrower that, as of the Effective Date, since February 28, 1995, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole which could reasonably be expected to have a Material Adverse Effect.

         (ix) Payment of all fees due and owing to the Agent, the Prior Lenders, and the Lenders as at the Effective Date, including, without limitation, all accrued and unpaid facility fees under the Prior Agreement.

         (x) Such other documents as any Lender or its counsel may have reasonably requested.

         4.2. Each Advance. The Lenders shall not be required to make any Advance, unless on the applicable Borrowing Date:

         (i) There exists no Default or Unmatured Default and no Default or Unmatured Default shall occur upon giving effect to the application of the proceeds of such Advance.

         (ii) The representations and warranties contained in Article V are true and correct as of such Borrowing Date except for changes in the Schedules hereto reflecting transactions permitted by this Agreement.

         (iii) All legal matters incident to the making of such Advance shall be satisfactory to the Lenders and their counsel.

         Each Borrowing Notice with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.

                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES


         The Borrower represents and warrants to the Lenders that:

         5.1. Corporate Existence and Standing. Each of the Borrower and its Significant Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted and where the failure to have such requisite authority would have a material adverse effect on the business of the Borrower and the Significant Subsidiaries taken as a whole.

         5.2. Authorization and Validity. The Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.

         5.3. No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Significant Subsidiaries or the Borrower's or any Significant Subsidiary's articles of incorporation or by-laws or the provisions of any material indenture, instrument or agreement to which the Borrower or any of its Significant Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower or a Significant Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

         5.4. Financial Statements. The May 31, 1994 audited consolidated financial statements and February 28, 1995 unaudited consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with GAAP in effect on the dates such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Consolidated Subsidiaries at such dates and the consolidated results of their operations for the periods then ended (except, in the case of such unaudited statements, for normal year-end adjustments).

         5.5. Taxes. The Borrower and its Significant Subsidiaries have filed all United States federal tax returns and all other material tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Significant Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves determined in accordance with GAAP have been provided. The charges, accruals and reserves on the books of the Borrower and its Significant Subsidiaries in respect of any taxes or other governmental charges are adequate.

         5.6. Litigation and Contingent Obligations. Except for such matters as are referenced in the form of opinion of counsel attached hereto as Exhibit "B", there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Significant Subsidiaries which could reasonably be expected to have a Material Adverse Effect. Other than any liability incident to such litigation, arbitration or proceedings, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

         5.7. Subsidiaries. Schedule "1" hereto contains an accurate list of all of the presently existing Significant Subsidiaries of the Borrower, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

         5.8. ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $80,000,000. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

         5.9. Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         5.10. Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

         5.11. Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement (including, without limitation, this Agreement) or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

         5.12. Compliance With Laws. The Borrower and its Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property. Neither the Borrower nor any Subsidiary has received any notice to the effect, nor does any Authorized Officer have any actual knowledge, that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

         5.13. Existing Liens. None of the assets of the Borrower or any of its Subsidiaries is subject to any Lien other than those permitted by Section 6.19.

         5.14. Investment Company Act. Neither the Borrower nor any Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

         5.15. Citizenship. The Borrower is a citizen of the United States, as defined in 49 U.S.C. Section 40102(a)(15). The Borrower is not a national of any foreign country designated in Presidential Executive Order No. 8389 or 9193, as amended, and the regulations issued thereunder, as amended, or a national of any foreign country designated in the Foreign Assets Control Regulations or in the Cuban Assets Control Regulations of the United States Treasury Department, 31 C.F.R., Chapter V, as amended.

         5.16. Status as Air Carrier. The Borrower is authorized to engage in all cargo domestic and international air service under certificates issued pursuant to 49 U.S.C. Section 41103 and 49 U.S.C. Section 41102(a), respectively, and the Borrower is the holder of a valid and effective operating certificate issued by the FAA pursuant to Part 121 of the Federal Aviation Regulations. Such certificates are in full force and effect and are adequate for the conduct of the business of the Borrower as now conducted. There are no actions, proceedings or investigations pending or, to the knowledge of any of its officers, threatened (or any basis therefor known to the Borrower) to amend, modify, suspend or revoke any such certificate in whole or in part, which would have any material adverse effect on any such certificate or any of the operations of the Borrower.

         5.17. Pari Passu. All the payment obligations of the Borrower arising under or pursuant to the Loan Documents will at all times rank pari passu with all other unsecured and unsubordinated payment obligations and liabilities (including contingent obligations and liabilities) of the Borrower (other than those which are mandatorily preferred by laws or regulations of general application).


                                  ARTICLE VI

                                  COVENANTS


         During the term of this Agreement and so long as any Obligations are outstanding or any Commitment is in effect hereunder, unless the Required Lenders shall otherwise consent in writing:

         6.1. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Lenders:

         (i) Within 90 days after the close of each of its fiscal years, an unqualified audit report certified by independent certified public accountants of recognized national standing, acceptable to the Lenders, prepared in accordance with GAAP on a consolidated basis for itself and the Consolidated Subsidiaries, including a balance sheet as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by (a) any management letter prepared by said accountants, and (b) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

         (ii) Within 45 calendar days after the end of each of the first three quarters of each fiscal year of the Borrower, for itself and the Consolidated Subsidiaries, an unaudited consolidated balance sheet as at the close of such period and consolidated profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified as complete and accurate and prepared in accordance with GAAP by its Chief Financial Officer, Treasurer or Controller.

         (iii) Together with the financial statements required hereunder, a certificate signed by its Chief Financial Officer or Treasurer stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof, and stating the steps the Borrower is taking to cure such Default or Unmatured Default.

         (iv) As soon as available, and in any event within 45 calendar days after the end of each of the first three quarters of each fiscal year of the Borrower and within 90 calendar days after the end of the fourth quarter of each fiscal year of the Borrower, a schedule in substantially the form of Schedule "2" hereto, certified as being accurate by the Borrower's Chief Financial Officer, Treasurer or Controller, showing, as of the end of such quarter, the Borrower's calculation, in form and detail satisfactory to the Agent, of the calculations required to be made to determine compliance with each of Section 6.12, Section 6.13, and Section 6.14.

         (v)      Promptly upon becoming available, copies of:

                  (a) All financial statements, reports, notices and proxy statements sent by the Borrower or any Significant Subsidiary to its stockholders.

                  (b) All prospectuses (other than on Form S-8 or a similar form) of the Borrower or any Consolidated Subsidiary filed with the Securities and Exchange Commission or any other governmental agency succeeding to the jurisdiction thereof.

                  (c) All regular and periodic reports filed by the Borrower or any Consolidated Subsidiary with any securities exchange or with the Securities and Exchange Commission or any other governmental agency succeeding to the jurisdiction thereof.

         (vi) As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

         (vii) Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

         6.2. Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances as liquidity support for the issuance of commercial paper by the Borrower, for Acquisitions not prohibited under the following sentence, for general corporate purposes and working capital of the Borrower, and to repay outstanding Advances. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the

Advances to purchase or carry any "margin stock" (as defined in Regulation U) or to make any Acquisition which has not been approved or consented to by the board of directors or equivalent governing body of the Person whose assets or equity interests are to be acquired.

         6.3. Notice of Default. The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

         6.4. Conduct of Business. The Borrower will, and will cause each Significant Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted and where the failure to have such requisite authority could reasonably be expected to have a Material Adverse Effect.

         6.5. Citizenship and Regulatory Certificates. The Borrower will continue to be (a) a citizen of the United States, as defined in 49 U.S.C.
Section 40102(a)(15), (b) authorized to engage in all cargo domestic and international air service under certificates issued pursuant to 49 U.S.C.
Section 41103 and 49 U.S.C. Section 41102(a), respectively, (c) the holder of all other certificates, rights, permits, franchises and concessions from appropriate governments or governmental authorities necessary or appropriate to enable the Borrower to conduct its business in all material respects as presently being conducted, and (d) the holder of a valid and effective operating certificate issued by the FAA pursuant to Part 121 of the Federal Aviation Regulations. The Borrower will, and will cause each of its Subsidiaries to, use its best efforts to maintain, preserve and keep in full force and effect its certificates, rights, permits, franchises and concessions from appropriate governments or governmental authorities and use its best efforts from time to time to obtain appropriate renewals or replacements, provided, that nothing in this Section 6.5 shall prevent the Borrower or any of its Subsidiaries from abandoning, or permitting the amendment, expiration or termination of, any such certificate, right, permit, franchise or concession if, in the opinion of the Borrower, such abandonment, amendment, expiration or termination is in the interest of the Borrower and not prejudicial in any material respect to the Lenders.

         6.6. Payment of Taxes. The Borrower will, and will cause each Significant Subsidiary to, pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any property belonging to it, and all lawful claims which, if unpaid, would become a Lien, except where failure to do any of the foregoing would not have a material adverse effect on the business of the Borrower and the Significant Subsidiaries taken as a whole and provided that neither the Borrower nor a Significant Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim the payment of which is being contested in good faith and by appropriate proceedings; and make monthly accruals of all of the estimated liability of the Borrower and the Significant Subsidiaries for such taxes, assessments, charges and levies, determined in accordance with

GAAP, and establish adequate reserves determined in accordance with GAAP, for such thereof as may be contested, and reflect such accruals and reserves in all financial statements furnished hereunder.

         6.7. Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all its respective Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

         6.8. Compliance with Laws. The Borrower will, and will cause each Significant Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

         6.9. Maintenance of Properties. The Borrower will, and will cause each Significant Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except where failure to do any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

         6.10. Inspection. The Borrower will, and will cause each Subsidiary to, permit the Lenders, by their respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate upon reasonable notice to the Borrower.

         6.11. Dividend Declarations and Restricted Investments. The Borrower will not, nor will it permit any Consolidated Subsidiary to, declare any dividend on any of its shares payable more than 60 calendar days after the declaration date, or make any Restricted Investment except Restricted Investments made by the Borrower or a Consolidated Subsidiary provided that, after giving effect to any such Restricted Investment, (i) the aggregate amount of all such Restricted Investments existing on the date of such proposed action shall not exceed (x) $200,000,000 plus (y) 75% (or in the case of a deficit, minus 100%) of the Consolidated Net Income for the period commencing on June 1, 1992 and ending on and including the date of any such proposed action (the "Computation Period") plus (z) the aggregate amount of the net cash proceeds received by the Borrower during the Computation Period from the sale of its stock and Indebtedness of the Borrower convertible into stock of the Borrower (but only to the extent that any such Indebtedness has been converted into shares of such stock during such period), and (ii) there shall exist no Default or Unmatured Default.

         6.12.    Leverage.  The Borrower will maintain at all times a ratio of
(i) the sum of (a) the aggregate unpaid principal amount of all outstanding Funded Debt of the Borrower and its Consolidated Subsidiaries, plus (b) Capitalized Operating Lease Value of the Borrower, to (ii) the sum of (a) the items listed in clause (i) above plus (b) Consolidated Adjusted Net Worth, of not more than .765 to l.

         6.13. Fixed Charge Coverage. The Borrower will at all times maintain a ratio of (a) Consolidated Cash Flow to (b) the sum of Interest Expense and Rent Expense, in an amount not less than 1.15 to 1.

         6.14. Consolidated Adjusted Net Worth. The Borrower will maintain Consolidated Adjusted Net Worth at all times (i) on or after the Effective Date and prior to May 31, 1996 in an amount not less than $1.4 billion, and (ii) thereafter in an amount not less than the sum of $1.4 billion plus 50% of Consolidated Net Income earned in each fiscal year of the Borrower ending on or after May 31, 1996 but without regard to any net loss in any such fiscal year.

         6.15. Merger and Consolidation. The Borrower will not, nor will it permit any Consolidated Subsidiary to, merge or consolidate with or into or enter into any analogous reorganization or transaction with any other Person, except

                  (a) Any Consolidated Subsidiary or other corporation may merge or consolidate with the Borrower, provided that, after giving effect to any such merger or consolidation, (i) the Borrower shall be the continuing or surviving corporation and (ii) no Default or Unmatured Default shall exist,

                  (b) Any Consolidated Subsidiary may merge with any other Consolidated Subsidiary,

                  (c) Any Consolidated Subsidiary may be liquidated or dissolved,

                  (d) Any Consolidated Subsidiary may merge or consolidate with any other Person, provided, however, that, unless after giving effect to any such merger or consolidation the Borrower owns, directly or indirectly, 100% of such Consolidated Subsidiary, (i) such merger or consolidation shall be deemed to be a sale of such Consolidated Subsidiary to such other Person pursuant to either Section 6.16(c) or 6.16(e) (as appropriate under the terms of Section 6.16) and (ii) such merger or consolidation shall be a violation of this Section 6.15 unless such deemed sale is permitted by either Section 6.16(c) or 6.16(e) and the Borrower complies with all of the terms of Section 6.16(c) or Section 6.16(e), as the case may be, regarding such deemed sale, and

                  (e) Any other corporation may merge or consolidate with any Consolidated Subsidiary, provided that, after giving effect to any such merger or consolidation, (i) the continuing or surviving corporation shall be a Consolidated Subsidiary and (ii) no Default or Unmatured Default shall exist.

         6.16. Sales of Assets. The Borrower will not, nor will it permit any Consolidated Subsidiary to, sell, transfer, convey (including, without limitation, any sale, transfer or conveyance related to a sale and leaseback transaction but excluding sales of inventory in the ordinary course of business) or lease (or enter into any commitment to sell, transfer, convey or lease) all or any part of its assets (whether in one or a series of transactions) except

                  (a) Leases by the Borrower and the Consolidated Subsidiaries of Flight Equipment to others provided that the aggregate book value of all Flight Equipment leased to any other Person or Persons by the Borrower or any Consolidated Subsidiary shall not at any time exceed $500,000,000,

                  (b) Sales of property by the Borrower or a Consolidated Subsidiary provided that at the time of any such sale or other disposition the Borrower or the Consolidated Subsidiary making such sale or disposition shall have previously acquired or shall be simultaneously acquiring, in contemplation of such sale or other disposition, substantially similar property, or shall have previously entered into, or shall be simultaneously entering into, a binding purchase agreement or purchase agreements to acquire substantially similar property, which property is acquired within three years of such sale or other disposition,

                  (c) Sales of property (other than sales of property permitted by Section 6.16(e) but including any deemed sales of property pursuant to Section 6.15(d)) determined by the Borrower to be surplus or obsolete provided that the aggregate net book value of all such surplus or obsolete property sold in any one fiscal year of the Borrower shall not exceed 12.5% of Consolidated Adjusted Net Worth as of the last day of the fiscal year of the Borrower immediately preceding the fiscal year of the Borrower during which any such sale of assets shall take place,

                  (d) Sales of any property in order concurrently or subsequently to lease as lessee such or similar property, provided that (i) any such sale takes place within 360 days after (A) in the case of personal property, the date on which the Borrower acquired such property, and (B) in the case of real property or fixtures, the later of the date on which the Borrower acquired such property or the date on which construction of all improvements on such property was completed, and (ii) after giving effect to the creation of the Capitalized Lease Obligations, if any, of the Borrower or a Consolidated Subsidiary resulting from the lease of such property by the Borrower or a Consolidated Subsidiary, the Borrower is in compliance with Section 6.12,

                  (e) Sales (including any deemed sales pursuant to Section 6.15(d)) of property owned on February 7, 1989 by Tiger International or any of its Subsidiaries provided that (i) the property being sold is reasonably determined by the Borrower to be unnecessary for the operation of an integrated, worldwide all cargo air and ground transportation system, and (ii) all such property is sold for an amount at least equal to the fair market value thereof, and

                  (f) Sales of Property commonly known as "Federal Express Stage 3 Kits" in accordance with the Borrower's ordinary business practices.

         6.17. Loans, Advances and Investments. The Borrower will not, nor will it permit any Consolidated Subsidiary to, make or suffer to exist any Investments, or commitments therefor, except

                  (a) Marketable direct obligations of the United States of America, or an instrumentality or agency thereof, having a remaining term to maturity of not more than one year,

                  (b) Certificates of deposit or other obligations having a remaining term to maturity of not more than one year and issued by a Lender, First Tennessee Bank, N.A., Union Planters National Bank of Memphis or any other national or state bank or trust company having capital, surplus and undivided profits in excess of $250,000,000 in the aggregate,

                  (c) Other certificates of deposit having a remaining term to maturity of not more than one year and issued by a bank or other financial institution approved in accordance with the Borrower's corporate investment guidelines and procedures provided that the aggregate outstanding principal amount of all such certificates of deposit shall not at any one time exceed $1,000,000,

                  (d) Time deposits in any currency having a remaining term to maturity of not more than one year and held by (i) foreign branches of American banks, each such bank having capital, surplus and undivided profits in excess of $250,000,000, or (ii) foreign banks, each such bank having total capital, surplus and undivided profits in excess of $250,000,000 or its equivalent in other currencies,

                  (e) For a period not in excess of one year, (i) marketable direct obligations of the United States of America, or an instrumentality or agency thereof, or (ii) instruments fully supported by marketable direct obligations of the United States of America, or an instrumentality or agency thereof, or (iii) open market commercial paper maturing within one year after acquisition of such commercial paper, which is rated A1 or better by S&P or P1 or better by Moody's; in each case, purchased by the Borrower or a Consolidated Subsidiary and actually delivered to or held by a Dealer for the account of the Borrower or a Consolidated Subsidiary under a repurchase agreement with the Dealer from which such obligations or commercial paper was purchased obligating such Dealer to repurchase such obligations or commercial paper within fourteen calendar days after the date of such repurchase agreement,

                  (f) Open market commercial paper maturing within one year after the acquisition thereof, which is rated A1 or better by S&P or P1 or better by Moody's,

                  (g) Investments in the capital stock of a Consolidated Subsidiary,

                  (h) Loans and advances by the Borrower to a Consolidated Subsidiary,

                  (i) Loans and advances by a Consolidated Subsidiary to the Borrower,

                  (j) Investments in any Person not otherwise permitted by this Section 6.17, which together with all other Investments at the time outstanding under this Section 6.17(j), do not exceed 12.5% of Consolidated Adjusted Net Worth provided that at least 66-2/3% of such Investments are reasonably related to the same fields of enterprise as those in which the Borrower and the Consolidated Subsidiaries are now engaged, and

                  (k)     Restricted Investments made in compliance with
         Section 6.11.

In determining from time to time the amount of the Investments permitted by this Section 6.17, loans and advances shall be taken at the principal amount thereof then remaining unpaid at the time of such determination and other Investments shall be taken at the original cost thereof, regardless of any subsequent appreciation or depreciation therein.

         6.18. Contingent Liabilities. The Borrower will not, nor will it permit any Consolidated Subsidiary to, assume, guarantee (including entering into any contract which is, in economic effect, substantially equivalent to a guaranty), endorse, contingently agree to purchase or to provide funds for the payment of, agree to maintain the net worth or working capital or any other financial test of, or otherwise become liable upon, any obligation of, any Person, except

                  (a) By the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business,

                  (b) Guaranties of customs fees in the ordinary course of business, and

                  (c) Any other Contingent Obligation which after having given effect thereto would not cause the Borrower to fail to be in compliance with Section 6.12.

In determining from time to time the amount of guaranties and contingent liabilities permitted by this Section 6.18, guaranties and contingent liabilities shall be taken at the principal amount then remaining unpaid at the time of such determination on the indebtedness and obligations so guaranteed or related to such contingent liabilities.

         6.19. Liens. The Borrower will not, nor will it permit any Consolidated Subsidiary to, create, incur, assume or suffer to exist, any Lien, or enter into, or make any commitment to enter into, any arrangement for the acquisition of any Property through conditional sales, lease-purchase or other title retention agreement, except

                  (a) Liens which may be hereafter created to secure payment of the Notes and all amounts due the Lenders and the Agent, as the case may be, under this Agreement,

                  (b) Deposits or pledges, made in the ordinary course of business, to secure payment of workers' compensation, unemployment insurance, old age pensions or other social security obligations,

                  (c) Deposits or pledges, made in the ordinary course of business, to secure performance of bids, tenders, contracts (other than contracts for Indebtedness), leases, public or statutory obligations, surety bonds, or other deposits or pledges for purposes of like general nature made in the ordinary course of business,

                  (d) Deposits or pledges for the purpose of securing an appeal, stay or discharge in the course of legal proceedings, or Liens for judgments or awards which were not incurred in connection with Indebtedness or the obtaining of advances or credits, provided such deposits, pledges and Liens do not, in the aggregate for the Borrower and the Consolidated Subsidiaries, materially detract from the value of their assets or properties or materially impair the use thereof in the ordinary course of business and such appeal, judgment or award, as the case may be, is being diligently contested or litigated in good faith by appropriate proceedings being diligently conducted, and provided further there has been set aside on the books of the Borrower or the Consolidated Subsidiaries, as the case may be, reserves in accordance with GAAP with respect thereto, which reserves shall be maintained until the related liabilities are paid or otherwise discharged, and provided further execution is not levied upon any such judgment or award,

                  (e) Liens for taxes, fees, assessments and governmental charges not delinquent or which are being contested in good faith by appropriate proceedings being diligently conducted, provided there has been set aside on the books of the Borrower or the Consolidated Subsidiaries, as the case may be, adequate reserves in accordance with GAAP with respect thereto, which reserves shall be maintained until the related liabilities are paid or otherwise discharged, and provided further, execution is not levied upon any such Lien,

                  (f) Mechanics', carriers', workers', repairmen's or other like Liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 90 calendar days, or which are being contested in good faith by appropriate proceedings being diligently conducted provided there has been set aside on the books of the Borrower and the Consolidated Subsidiaries, as the case may be, adequate reserves in accordance with GAAP with respect thereto, which reserves shall be maintained until the related liabilities are paid or otherwise discharged, and provided further, execution is not levied upon any such Lien,

                  (g)     Lessors' interests under Capitalized Leases,

                  (h) Liens on property acquired or constructed with the proceeds of any tax-exempt airport bond financing,

                  (i) Liens securing Indebtedness of a Consolidated Subsidiary to the Borrower,

                  (j) Liens existing on the property of a corporation or other business entity immediately prior to its being consolidated with or merged into the Borrower or a Consolidated Subsidiary or its becoming a Consolidated Subsidiary, or Liens existing on any property acquired by the Borrower or a Consolidated Subsidiary at the time such is so acquired (whether or not the Indebtedness secured thereby shall have been assumed), provided that (i) no such Lien was created or assumed in contemplation of such consolidation or merger or such entity's becoming a Consolidated Subsidiary or such acquisition of property and (ii) each such Lien shall only cover the acquired property and, if required by the terms of the instrument originally creating such Lien, property which is an improvement to or is acquired for specific use in connection with such acquired property,

                  (k) Liens on Flight Equipment acquired on or after the date of this Agreement which (i) secure the payment of all or any part of the purchase price of such Flight Equipment or improvements thereon, (ii) are limited to the Flight Equipment so acquired and improvements thereon, and (iii) attach to such Flight Equipment within one year after the acquisition or improvement of such Flight Equipment, and

                  (l) Liens not otherwise permitted by Sections 6.19(a) through (k) provided that at all times the sum of (i) the aggregate principal amount of all outstanding Long Term Debt of the Consolidated Subsidiaries (excluding the Current Maturities of any such Long Term Debt and any Long Term Debt of a Consolidated Subsidiary owing to the Borrower) which is unsecured, plus (ii) the aggregate principal amount of all outstanding Long Term Debt of the Borrower or a Consolidated Subsidiary (excluding the Current Maturities of any such Long Term Debt and any Long Term Debt of a Consolidated Subsidiary owing to the Borrower) which is secured as permitted by this Section 6.19(l), does not exceed 8% of Consolidated Adjusted Total Assets.


                                 ARTICLE VII

                                   DEFAULTS


         The occurrence of any one or more of the following events shall constitute a Default:

         7.1. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made or deemed made.

         7.2. Nonpayment of principal of any Note when due, or nonpayment of interest upon any Note or of any facility fee or other obligations under any of the Loan Documents within five days after the same becomes due.

         7.3.  The breach by the Borrower of any of the terms or provisions of
Section 6.2, 6.5, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, or 6.19.

         7.4. The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within five days after written notice from the Agent or any Lender.

         7.5. Failure of the Borrower or any Consolidated Subsidiary to pay when due or within any applicable grace period any portion of either any single obligation constituting Indebtedness in excess of $20,000,000 (or the equivalent thereof in any other currency) or Indebtedness in an aggregate principal amount in excess of $60,000,000 (or the equivalent thereof in any other currency); or any default or other event shall occur under or with respect to either any agreement under which any single obligation constituting Indebtedness in excess of $20,000,000 (or the equivalent thereof in any other currency) was created or is governed, or any agreements under which Indebtedness in an aggregate principal amount in excess of $60,000,000 (or the equivalent thereof in any other currency) was created or is governed, the effect of which, in either case, is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or either any single obligation constituting Indebtedness in excess of $20,000,000 (or the equivalent thereof in any other currency) or Indebtedness in an aggregate principal amount in excess of $60,000,000 (or the equivalent thereof in any other currency) shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled payment), prior to the stated maturity thereof; or the Borrower or any Consolidated Subsidiary shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

         7.6. The Borrower or any Consolidated Subsidiary shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

         7.7. Without the application, approval or consent of the Borrower or any Consolidated Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Consolidated Subsidiary or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any Consolidated Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 45 consecutive days.

         7.8. The Borrower or any Consolidated Subsidiary shall fail within 45 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $1,000,000, which is not stayed on appeal or otherwise being appropriately contested in good faith.

         7.9. The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $80,000,000 or any Reportable Event shall occur in connection with any Plan.

         7.10. An administrator, custodian or other representative, by or pursuant to any legislative act, resolution or rule (other than the Federal bankruptcy laws or any similar law, State or Federal, whether now or hereafter existing) or any order or decree of any court or any governmental board or agency (other than any order or decree issued pursuant to the Federal bankruptcy laws or any similar law, State or Federal, whether now or hereafter existing) shall take possession or control of all or such portions of the property of any one or more of the Borrower and the Consolidated Subsidiaries as would, in the sole opinion of the Required Lenders, materially interfere with the operation of the business of the Borrower and the Consolidated Subsidiaries, on a consolidated basis, and such possession or control shall continue for 45 calendar days.

         7.11. The Borrower or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to the release by the Borrower or any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, or any violation of any federal, state or local environmental, health or safety law or regulation, which, in either case, could reasonably be expected to have a Material Adverse Effect.


                                 ARTICLE VIII

                ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES


         8.1. Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs, the

Required Lenders (or the Agent, with the written consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

         If, within 14 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination, provided that the Borrower certifies to the Lenders to their satisfaction that, upon giving effect to such rescission, no other Indebtedness of the Borrower shall be accelerated by virtue of a cross-acceleration to Indebtedness under this Agreement.

         8.2. Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

         (i) Extend the maturity or the time of payment of any Loan or Note or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon or fees hereunder.

         (ii) Reduce the percentage specified in the definition of Required Lenders or amend, modify, or waive any provision requiring action by the Required Lenders to require action by any other Person in lieu of the Required Lenders.

         (iii) Extend the Facility Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2, or increase the amount of the Commitment of any Lender hereunder, or permit the Borrower to assign its rights under this Agreement.

         (iv) Amend, modify, or waive Section 2.2(a), Section 4.1, Section 4.2, this Section 8.2, or Section 12.1.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under Section 12.3.3 without obtaining the consent of any other party to this Agreement.

         8.3. Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.


                                  ARTICLE IX

                              GENERAL PROVISIONS


         9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

         9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

         9.3. Taxes. Any taxes (excluding income taxes on the overall net income of any Lender) or other similar assessments or charges payable or ruled payable by any governmental authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.

         9.4. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

         9.5. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof.

         9.6. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

         9.7. Expenses; Indemnification. The Borrower shall reimburse the Agent for any and all reasonable costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent in connection with the preparation, negotiation, execution, delivery (subject to, with respect to all the foregoing, the terms of that certain commitment letter between the Agent and the Borrower dated April 5, 1995 as it may be amended or supplemented from time to time), amendment, and modification, of the Loan Documents. The Borrower also agrees to reimburse the Agent and the Lenders for any and all reasonable costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent and the Lenders, which attorneys may be employees of the Agent or the Lenders) paid or incurred by the Agent or any Lender in connection with the collection and enforcement of the Loan Documents and the protection of rights thereunder. The Borrower further agrees to indemnify the Agent and each Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder. The obligations of the Borrower under this Section shall survive the termination of this Agreement, the cancellation of the Commitments, and the payment of all outstanding Obligations.

         9.8. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

         9.9. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

         9.10. Nonliability of Lenders. The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

         9.11. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW

OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

         9.12. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

         9.13. WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

         9.14. Confidentiality. The Agent and each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement or in the course of an inspection pursuant to Section 6.10 in confidence, except for disclosure (i) to other Lenders and their respective Affiliates, each of whom shall be made aware of the terms of this Section 9.14 and shall agree to abide thereby, (ii) to legal counsel, accountants, and other professional advisors to the Agent or that Lender, (iii) to regulatory officials (provided that, to the extent practicable and permissible, the Agent and each Lender shall give the Borrower prior notice of such disclosure), (iv) as required by law, regulation, or legal process, (v) in connection with any legal proceeding to which the Agent or that Lender is a party, and (vi) permitted by Section 12.4; provided that, in connection with any disclosure permitted under clause (iv) or (v) hereinabove, the Agent or such Lender, as appropriate, shall give the Borrower prior notice of such disclosure unless such notice is prohibited by law, regulation, or process.

         9.15. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

         9.16. Effect on Prior Agreement; Ratification. The Borrower, the Agent, and the Lenders agree that, on the Effective Date, all indebtedness, liabilities and obligations of the Borrower to the Lenders outstanding under the Prior Agreement and the promissory notes delivered thereunder shall, to the extent not paid on such date, be deemed to be Obligations outstanding hereunder and under the Notes. Each Lender party to the Prior Agreement shall, promptly after receipt of its Note hereunder, return to the Borrower the promissory note received by it in connection with the Prior Agreement. As of the Effective Date, the Withdrawing Lenders shall cease to be "Lenders" for all purposes under this Agreement. The Borrower, the Agent, and the Lenders agree that (i) all terms and conditions of the Prior Agreement which are amended and restated by this Agreement shall remain effective until such amendment and restatement becomes effective hereunder, and (ii) the representations, warranties and covenants set forth herein shall become effective concurrently with the occurrence of the Effective Date.



                                  ARTICLE X

                                  THE AGENT


         10.1. Appointment. The First National Bank of Chicago is hereby appointed Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the agent of such Lender. The Agent agrees to act as such upon the express conditions contained in this
Article X. The Agent shall not have a fiduciary relationship in respect of the Borrower or any Lender by reason of this Agreement.

         10.2. Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

         10.3. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.

         10.4. No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith.

         10.5. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the requisite number of Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes unless the Required Lenders are not authorized to direct the Agent to so act or so fail to act under the terms of this Agreement. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

         10.6. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

         10.7. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, telex, telecopy, telefacsimile, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

         10.8. Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents,
(ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents to the extent such expenses are or may be obligations of the Borrower to the Agent and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

         10.9. Rights as a Lender. With respect to its Commitment, Loans made by it and the Note issued to it, the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender except as provided under Article XII.

         10.10. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

         10.11. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, and the Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders and with the consent of the Borrower (which shall not be unreasonably withheld), a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and consented to by the Borrower and shall have accepted such appointment within thirty days after the retiring Agent's giving notice of resignation, then the retiring Agent may appoint, on behalf of the Lenders, a successor Agent, provided that the Borrower shall have the right to remove such successor Agent and replace it with a successor of its own designation with the consent of the Required Lenders (which shall not be unreasonably withheld). Such successor Agent shall be a commercial bank having capital and retained earnings of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring or removed Agent's resignation or removal hereunder as Agent, the provisions of this Article X shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.

         10.12. Distribution of Information. The Borrower authorizes the Agent, as the Agent may elect in its sole discretion, to discuss with and furnish to the Lenders or to any other Person having an interest in the Obligations (whether as a guarantor, pledgor of collateral, participant, purchaser or otherwise) all financial statements, audit reports and other information pertaining to the Borrower and its Subsidiaries whether such information was provided by the Borrower or prepared or obtained by the Agent, subject to Section 9.14. Neither the Agent nor any of its employees, officers, directors or agents makes any representation or warranty regarding any audit reports or other analyses of the Borrower's and its Subsidiaries condition which the Agent may elect to distribute, whether such information was provided by the Borrower or prepared or obtained by the Agent, nor shall the Agent or any of its employees, officers, directors or agents be liable to any person or entity receiving a copy of such reports or analyses for any inaccuracy or omission contained in or relating thereto.


                                  ARTICLE XI

                           SETOFF; RATABLE PAYMENTS


         11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default or Unmatured Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

         11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 3.1, 3.2 or 3.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made to accomplish the intent of this Section.



                                 ARTICLE XII

              BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS


         12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

         12.2.    Participations.

                  12.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

                  12.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Commitment, releases any guarantor of any such Loan or releases any substantial portion of collateral, if any, securing any such Loan.

                  12.2.3. Benefit of Setoff. Upon selling any participating interest to a Participant pursuant to Section 12.2.1, each Lender will have the option to, but shall not be required to, give the Borrower and the Agent written notice of the fact that it has made such a sale (without being required to specify the amount or any other information concerning the participating interest sold) and the name of the purchasing Participant (each Participant named in such a notice is hereinafter referred to as an "Acknowledged Participant"). The Borrower agrees that each Acknowledged Participant shall be deemed to have the right of setoff provided in Section 11.1 as of the date of the Borrower's receipt of the aforementioned notice in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section
         11.1 with respect to the amount of participating interests sold to each Acknowledged Participant. The Lenders agree to share with each Acknowledged Participant, and each Acknowledged Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with
         Section 11.2 as if each Acknowledged Participant were a Lender.

         12.3.    Assignments.

                  12.3.1. Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time make one assignment to one bank or other entity (each a "Purchaser") of all of its rights and obligations under the Loan Documents. Any assignment under this Section 12.3 shall be substantially in the form of Exhibit "C" hereto or in such other form as may be agreed to by the parties thereto. Unless an acceleration of the Obligations has occurred and is continuing, the consent of the Borrower and the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof. Such consent shall not be unreasonably withheld. Notwithstanding anything in this Article XII to the contrary, nothing in this Agreement shall prohibit or limit the right of any Lender to make assignments (and no consent shall be required in connection with such assignments) of all or any part of its interests under the Loan Documents (i) to a Purchaser which is a Lender or an Affiliate thereof and (ii) after the occurrence and during the continuance of an acceleration of the Obligations, to any Purchaser.

                  12.3.2. Required Assignments. The Borrower shall have the right, by giving at least 15 Business Days' prior written notice to the affected Lender and the Agent, at any time when no Default or Unmatured Default has occurred and is continuing, to require any Lender to assign all of its rights and obligations under the Loan Documents to a Purchaser approved by the Borrower. Such assignment shall be substantially in the form of Exhibit "C" hereto or in such other form as may be agreed to by the parties thereto but shall be on terms and conditions reasonably satisfactory to the affected Lender. If the affected Lender is a Reference Lender, the Agent, with the consent of the Borrower (which shall not be unreasonably withheld), shall appoint a new Reference Lender from among the Lenders. The Borrower shall remain liable to the affected Lender for any indemnification provided under Section 3.4 with respect to

         Loans of such Lender outstanding on the effective date of an assignment required under this Section 12.3.2.

                  12.3.3. Effect; Effective Date. Upon (i) delivery to the Agent of a notice of assignment, substantially in the form attached as Exhibit "I" to Exhibit "C" hereto (a "Notice of Assignment"), together with any consents required by Section 12.3.1, and (ii) payment of a $4,000 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender under this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser and such Lender shall be immediately so released. Upon the consummation of any assignment to a Purchaser pursuant to this
         Section 12.3.3, the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that a replacement Note is issued to such transferor Lender and a new Note or, as appropriate, a replacement Note, is issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

         12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.14 of this Agreement.

         12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.18.

                                 ARTICLE XIII

                                   NOTICES

         13.1. Giving Notice. Except as otherwise permitted by Section 2.13 with respect to borrowing notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if delivered to the Borrower's delivery service and properly addressed, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).

         13.2. Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.


                                 ARTICLE XIV

                                 COUNTERPARTS


         This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective upon receipt by the Agent of original or faxed copies of such counterparts executed by the Borrower, the Agent and the Lenders.

         IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.


                                             FEDERAL EXPRESS CORPORATION


                                             By:    /s/ CHARLES M. BUCHAS, JR.
                                                    Charles M. Buchas, Jr.
                                                    Vice President and Treasurer

                                             Federal Express Corporation
                                             2007 Corporate Avenue
                                             Memphis, Tennessee  38132
                                             Attn:  Vice President and
                                                    Treasurer

                                             Telephone: 901-395-4533
                                             Telecopy:  901-395-3910


Copy all notices and credit matters to:

                                             Federal Express Corporation
                                             2005 Corporate Avenue
                                             Memphis, Tennessee  38132
                                             Attn:  General Counsel

                                             Telephone: 901-395-3382
                                             Telecopy:  901-395-3456

COMMITMENT
- ----------
$56,000,000                                  THE FIRST NATIONAL BANK OF
                                             CHICAGO, Individually and as Agent

                                             By:    /s/ DAVID G. DIXON
                                                    David G. Dixon
                                                    Authorized Agent

                                             One First National Plaza
                                             Mail Suite 0362
                                             Chicago, Illinois  60670
                                             Attn:  Transportation Division
                                                    Administrative Coordinator

                                             Telephone: 312-732-8142
                                             Telecopy:  312-732-3055


Copy all notices and credit matters to:

                                             The First National Bank of Chicago
                                             One First National Plaza
                                             Chicago, Illinois  60670-0362
                                             Attn:  Christina D. Zautcke

                                             Telephone: 312-732-1336
                                             Telecopy:  312-732-3055


Copy all Borrowing Notices to:

                                             The First National Bank of Chicago
                                             One First National Plaza
                                             Mail Suite 0634
                                             Chicago, Illinois  60670-0634
                                             Attn:  Gregory A. Baranowski

                                             Telephone:  (312) 732-8573
                                             Telecopy:  (312) 732-4840

COMMITMENT
- ----------
$46,000,000                                  BANK OF AMERICA ILLINOIS

                                             By:    /s/ TIMOTHY C. HINTZ
                                                    Timothy C. Hintz
                                                    Managing Director

                                             555 S. Flower Street
                                             11th Floor
                                             Los Angeles, California  90071
                                             Attn:  Timothy C. Hintz

                                             Telephone:  (213) 228-2810
                                             Telecopy:  (213) 228-2756


Copy all notices and credit matters to:

                                             Bank of America National
                                              Trust and Savings Association
                                             555 S. Flower Street
                                             11th Floor
                                             Los Angeles, California  90071
                                             Attn:  Timothy C. Hintz

                                             Telephone:  (213) 228-2810
                                             Telecopy:  (213) 228-2756


Copy all Borrowing Notices to:

                                             Bank of America National
                                              Trust and Savings Association
                                             Corporate Service Center #5693
                                             1850 Gateway Boulevard
                                             Concord, California  94520
                                             Attn:  Milt Haverty

                                             Telephone:  (510) 675-8254
                                             Telecopy:  (510) 675-7531 or 7532

COMMITMENT
- ----------
$46,000,000                                  BANK OF TOKYO TRUST COMPANY


                                             By:    /s/ AMANDA S. RYAN
                                                    Amanda S. Ryan
                                                    Vice President

                                             1251 Avenue of the Americas
                                             12th Floor
                                             New York, New York  10116
                                             Attn:  Amanda S. Ryan

                                             Telephone:  (212) 782-4322
                                             Telecopy:  (212) 782-6440


Copy all notices and credit matters to:

                                             The Bank of Tokyo Trust Company
                                             1251 Avenue of the Americas
                                             12th Floor
                                             New York, New York  10116
                                             Attn:  Amanda S. Ryan

                                             Telephone:  (212) 782-4322
                                             Telecopy:  (212) 782-6440


Copy all Borrowing Notices to:

                                             The Bank of Tokyo Trust Company
                                             1251 Avenue of the Americas
                                             12th Floor
                                             New York, New York  10116
                                             Attn:  Matthew Croghan

                                             Telephone:  (212) 782-4271
                                             Telecopy:  (212) 782-6402

COMMITMENT
- ----------
$46,000,000                                  CANADIAN IMPERIAL BANK
                                             OF COMMERCE

                                             By:    /s/ KATHRYN W. SAX
                                                    Kathryn W. Sax
                                                    Vice President

                                             Two Paces West
                                             2727 Paces Ferry Rd.
                                             Suite 1200
                                             Atlanta, Georgia  30339
                                             Attn:  Kathryn W. Sax

                                             Telephone:  (404) 319-4903
                                             Telecopy:  (404) 319-4954


Copy all notices and credit matters to:

                                             Canadian Imperial Bank of Commerce
                                             Two Paces West
                                             2727 Paces Ferry Rd.
                                             Suite 1200
                                             Atlanta, Georgia  30339
                                             Attn:  Kathryn W. Sax

                                             Telephone:  (404) 319-4903
                                             Telecopy:  (404) 319-4954


Copy all Borrowing Notices to:

                                             Canadian Imperial Bank of Commerce
                                             Two Paces West
                                             2727 Paces Ferry Rd.
                                             Suite 1200
                                             Attn:  Pluria Howell

                                             Telephone:  (404) 319-4814
                                             Telecopy:  (404) 319-4950

COMMITMENT
- ----------
$46,000,000                                  THE CHASE MANHATTAN
                                             BANK, N.A.

                                             By:    /s/ MATTHEW H. MASSIE
                                                    Matthew H. Massie
                                                    Vice President

                                             One Chase Manhattan Plaza
                                             3rd Floor
                                             New York, New York  10081
                                             Attn:  Sherwood E. Exum,
                                                    Managing Director

                                             Telephone:  (212) 552-4655
                                             Telecopy:  (212) 552-5879


Copy all notices and credit matters to:

                                             The Chase Manhattan Bank, N.A.
                                             One Chase Manhattan Plaza
                                             3rd Floor
                                             New York, New York  10081
                                             Attn:  Matthew H. Massie

                                             Telephone:  (212) 552-4655
                                             Telecopy:  (212) 552-5879


Copy all Borrowing Notices to:

                                             The Chase Manhattan Bank, N.A.
                                             Two Chase Manhattan Plaza
                                             5th Floor
                                             Credit Administration
                                             New York, New York  10081
                                             Attn:  Carlos Morales

                                             Telephone:  (212) 552-4517
                                             Telecopy:  (212) 552-4455

COMMITMENT
- ----------
$46,000,000                                  CITICORP USA, INC.

                                             By:    /s/ M. KHURSHID ZAMAN
                                                    M. Khurshid Zaman
                                                    Authorized Signer

                                             399 Park Avenue
                                             12th Floor/Zone 2
                                             New York, New York  10043
                                             Attn:  M. Khurshid Zaman

                                             Telephone:  (212) 559-0420
                                             Telecopy:  (212) 793-3734


Copy all notices and credit matters to:

                                             Citibank, N.A.
                                             399 Park Avenue
                                             12th Floor/Zone 2
                                             New York, New York  10043
                                             Attn:  M. Khurshid Zaman

                                             Telephone:  (212) 559-0420
                                             Telecopy:  (212) 793-3734


Copy all Borrowing Notices to:

                                             Citibank, N.A.
                                             Floor 7/Zone 2
                                             1 Court Square
                                             Long Island City
                                             New York, New York  11120
                                             Attn:  Lillian Harvan

                                             Telephone:  (718) 248-4392
                                             Telecopy:  (718) 248-4844

COMMITMENT
- ----------
$46,000,000                          COMMERZBANK AG,
                                     ATLANTA AGENCY

                                     By:  /s/ H. YERGY     /s/ E. KAGERER
                                          H. Yergy         E. Kagerer
                                          Vice President   Asst Vice President

                                     Promenade Two, Suite 3500
                                     1230 Peachtree Street, N.E.
                                     Atlanta, Georgia  30309
                                     Attn:  Corporate Banking

                                     Telephone:  (404) 888-6500
                                     Telecopy:  (404) 888-6539


Copy all notices and credit matters to:

                                     Commerzbank AG, Atlanta Agency
                                     Promenade Two, Suite 3500
                                     1230 Peachtree Street, N.E.
                                     Atlanta, Georgia  30309
                                     Attn:  Eric R. Kagerer

                                     Telephone:  (404) 888-6517
                                     Telecopy:  (404) 888-6539


Copy all Borrowing Notices to:

                                     Commerzbank AG, Atlanta Agency
                                     Promenade Two, Suite 3500
                                     1230 Peachtree Street, N.E.
                                     Atlanta, Georgia  30309
                                     Attn:  Ute Brune

                                     Telephone:  (404) 888-6510
                                     Telecopy:  (404) 888-6539

COMMITMENT
- ----------
$46,000,000                                  NATIONAL WESTMINSTER BANK PLC,
                                             NEW YORK BRANCH

                                             By:    /s/ MARIA AMARAL-LEBLANC
                                                    Maria Amaral-LeBlanc
                                                    Vice President

                                             NATIONAL WESTMINSTER BANK PLC,
                                             NASSAU BRANCH

                                             By:    /s/ MARIA AMARAL-LEBLANC
                                                    Maria Amaral-LeBlanc
                                                    Vice President

                                             175 Water Street, 29th Floor
                                             New York, New York  10038
                                             Attn:  Maria Amaral-LeBlanc

                                             Telephone:  (212) 602-4229
                                             Telecopy:  (212) 602-4500


Copy all notices and credit matters to:

                                             National Westminster Bank PLC
                                             175 Water Street, 29th Floor
                                             New York, New York  10038
                                             Attn:  Maria Amaral-LeBlanc

                                             Telephone:  (212) 602-4229
                                             Telecopy:  (212) 602-4500


Copy all Borrowing Notices to:

                                             National Westminster Bank PLC
                                             175 Water Street, 19th Floor
                                             New York, New York  10038
                                             Attn:  Nadira Fauder

                                             Telephone:  (212) 602-4180
                                             Telecopy:  (212) 602-4118

COMMITMENT
- ----------
$46,000,000                                  NATIONSBANK OF GEORGIA, N.A.

                                             By:    /s/ JOHN E. BALL
                                                    John E. Ball
                                                    Senior Vice President

                                             600 Peachtree Street, N.E.
                                             21st Floor
                                             Atlanta Georgia  30308-2213

                                             Telephone:  (615) 749-3469
                                             Telecopy:   (615) 749-4640


Copy all notices and credit matters to:

                                             NationsBank
                                             One NationsBank Plaza
                                             Fifth Floor
                                             Nashville, Tennessee  37239-1697
                                             Attn:  John E. Ball

                                             Telephone:  (615) 749-3469
                                             Telecopy:   (615) 749-4640


Copy all Borrowing Notices to:

                                             NationsBank
                                             100 North Tryon
                                             Charlotte, North Carolina  28255
                                             Attn:

                                             Telephone:  (704) 386-4576
                                             Telecopy:   (704) 386-8694

COMMITMENT
- ----------
$46,000,000                                 MORGAN GUARANTY TRUST COMPANY
                                            OF NEW YORK

                                            By:    /s/ STEPHEN B. KING
                                                   Stephen B. King
                                                   Vice President

                                            60 Wall Street
                                            New York, New York  10260
                                            Attn:  Stephen B. King

                                            Telephone:  (212) 648-7415
                                            Telecopy:  (212) 648-5336


Copy all notices and credit matters to:

                                            Morgan Guaranty Trust Company
                                             of New York
                                            60 Wall Street
                                            New York, New York  10260
                                            Attn:  Stephen B. King
                                                   Timothy V. O'Donovan
                                                   Vice President

                                            Telephone:  (212) 648-7415/8111
                                            Telecopy:  (212) 648-5336


Copy all Borrowing Notices to:

                                            Multi-Option Unit - Loan Department
                                            c/o J. P. Morgan Services, Inc.
                                            500 Stanton-Christiana Road
                                            Newark, Delaware  19713

                                            Telephone:  (302) 634-1800
                                            Telecopy:  (302) 634-1094

COMMITMENT
- ----------
$35,000,000                                  THE BANK OF NEW YORK

                                             By:    /s/ GREGORY L. BATSON
                                                    Gregory L. Batson
                                                    Vice President

                                             One Wall Street, 22nd Floor
                                             New York, New York  10286
                                             Attn:  Gregory L. Batson

                                             Telephone:  (212) 635-6898
                                             Telecopy:  (212) 635-6434


Copy all notices and credit matters to:

                                             The Bank of New York
                                             One Wall Street, 22nd Floor
                                             New York, New York  10286
                                             Attn:  Gregory L. Batson

                                             Telephone:  (212) 635-6898
                                             Telecopy:   (212) 635-6434


Copy all Borrowing Notices to:

                                             The Bank of New York
                                             One Wall Street
                                             New York, New York  10286
                                             Attn:  Lorna O. Alleyne

                                             Telephone:  (212) 635-6737
                                             Telecopy:  (212) 635-6399, 6877

COMMITMENT
- ----------
$35,000,000                                  THE FUJI BANK, LIMITED

                                             By:    /s/ SHINICHIRO FUJIMOTO
                                                    Shinichiro Fujimoto
                                                    Joint General Manager

                                             Marquis One Tower, Suite 2100
                                             245 Peachtree Center Ave., N.E.
                                             Atlanta, Georgia  30303-1208
                                             Attn:  Clarence J. Mahovlich

                                             Telephone:  (404) 653-2100
                                             Telecopy:  (404) 653-2119



Copy all notices and credit matters to:

                                             The Fuji Bank, Limited
                                             Marquis One Tower
                                             245 Peachtree Center Ave., N.E.
                                             Atlanta, Georgia  30303-1208
                                             Attn:  Clarence J. Mahovlich

                                             Telephone:  (404) 653-2100
                                             Telecopy:  (404) 653-2119

Copy all Borrowing Notices to:

                                             The Fuji Bank, Limited
                                             Marquis One Tower
                                             245 Peachtree Center Ave., N.E.
                                             Atlanta, Georgia  30303-1208
                                             Attn:  Connie Fowls

                                             Telephone:  (404) 653-2100
                                             Telecopy:  (404) 653-2119

COMMITMENT
- ----------
$35,000,000                                  KREDIETBANK N.V. , GRAND CAYMAN
                                             BRANCH

                                             By:    /s/ DIANE M. GRIMMIG
                                             Name:  Diane M. Grimmig
                                             Title: Vice President

                                             By:    /s/ ROBERT SNAUFFER
                                             Name:  Robert Snauffer
                                             Title: Vice President

                                             125 W. 55th Street
                                             New York, New York  10019
                                             Attn:  Senior Lending Officer
                                             Telephone:  (212) 541-0600
                                             Telecopy:  (212) 956-5580

Copy all notices and credit matters to:

                                             Kredietbank N.V.
                                             125 W. 55th Street
                                             New York, New York  10019
                                             Attn:  Senior Lending Officer
                                             Telephone:  (212) 541-0600
                                             Telecopy:  (212) 956-5580

                                             Nancy D. Halwig/Kojo Asakura
                                             Kredietbank N.V.
                                             Two Midtown Plaza, Suite 1750
                                             1360 Peachtree St.
                                             Atlanta, Georgia  30309
                                             Telephone:  (404) 876-2556
                                             Telecopy:  (404) 876-3212

Copy all Borrowing Notices to:

                                             Lynda Resuma/Charlene Cumberbatch
                                             Kredietbank, N.V.
                                             125 W. 55th Street
                                             New York, New York  10019
                                             Attn:  Loan Administration
                                             Telephone:  (212) 541-0600
                                             Telecopy:  (212) 956-5580

COMMITMENT
- ----------
$35,000,000                             THE LONG-TERM CREDIT BANK
                                        OF JAPAN, LTD.

                                        By:    /s/ SATORU OTSUBO
                                        Name:  Satoru Otsubo
                                        Title: Joint General Manager

                                        165 Broadway
                                        New York, New York  10006
                                        Attn:  Kathy Dorsch

                                        Telephone:  (212) 335-4578
                                        Telecopy:  (212) 608-2371


Copy all notices and credit matters to:

                                        The Long-Term Credit Bank of Japan, Ltd.
                                        245 Peachtree Center Ave. N.E.
                                        Marquis One Tower
                                        Suite 2801
                                        Atlanta, Georgia  30303
                                        Attn:  Rebecca Sedlar-Silbert
                                               Vice President

                                        Telephone:  (404) 659-7210
                                        Telecopy:  (404) 658-9751


Copy all Borrowing Notices to:

                                        The Long-Term Credit Bank of Japan, Ltd.
                                        165 Broadway
                                        New York, New York  10006
                                        Attn:  Gennie Mayo Williams
                                               Analyst

                                        Telephone:  (212) 335-4787
                                        Telecopy:  (212) 608-3452

COMMITMENT
- ----------
$35,000,000                                  MELLON BANK, N.A.

                                             By:    /s/ MARK F. JOHNSTON
                                                    Mark F. Johnston
                                                    Assistant Vice President

                                             One Mellon Bank Center, Room 4530
                                             Pittsburgh, PA  15258-0001
                                             Attn:

                                             Telephone:  (412) 236-2793
                                             Telecopy:  (412) 236-1914


Copy all notices and credit matters to:

                                             Mellon Bank, N.A.
                                             One Mellon Bank Center
                                             Pittsburgh, PA  15258-0001
                                             Attn:  Mark Johnston

                                             Telephone:  (412) 236-2793
                                             Telecopy:  (412) 236-1914


Copy all Borrowing Notices to:

                                             Mellon Bank, N.A.
                                             3 Mellon Bank Center, Room 2305
                                             Pittsburgh, PA  15259
                                             Attn:  Janice Pappert

                                             Telephone:  (412) 234-5049
                                             Telecopy:  (412)234-5049

COMMITMENT
- ----------
$35,000,000                                  SOCIETE GENERALE, SOUTHWEST
                                             AGENCY

                                             By:    /s/ THIERRY NAMUROY
                                                    Thierry Namuroy
                                                    Vice President

                                             4800 Trammell Crow Center
                                             2001 Ross Avenue
                                             Dallas, Texas  75210
                                             Attn:  Ralph Saheb

                                             Telephone:  (214) 979-2777
                                             Telecopy:  (214) 979-1104


Copy all notices and credit matters to:

                                             Societe Generale, Southwest Agency
                                             1111 Bagby, Suite 2020
                                             Houston, Texas  77002
                                             Attn:  Thierry Namuroy

                                             Telephone:  (713) 759-6316
                                             Telecopy:  (713) 650-0824


Copy all Borrowing Notices to:

                                             Societe Generale, Southwest Agency
                                             4800 Trammell Crow Center
                                             2001 Ross Avenue
                                             Dallas, Texas  75210
                                             Attn:  Ralph Saheb

                                             Telephone:  (214) 979-2777
                                             Telecopy:  (214) 979-1104

COMMITMENT
- ----------
$35,000,000                          THE TORONTO-DOMINION BANK

                                     By:    /s/ KIMBERLY BURLESON
                                            Kimberly Burleson
                                            Credit Manager

                                     Three First National Plaza, Suite 1900
                                     Chicago, Illinois  60602
                                     Attn:  Dylan MacKenzie
                                            Managing Director/Corporate Accounts

                                     Telephone:  (312) 977-2119
                                     Telecopy:  (312) 782-6337


Copy all notices and credit matters to:

                                     The Toronto-Dominion Bank
                                     31 West 52nd Street
                                     New York, New York  10019
                                     Attn:  Tom Westdyk
                                            Manager/Corporate Finance

                                     Telephone:  (212) 468-0581
                                     Telecopy:  (212) 262-1926


Copy all Borrowing Notices to:

                                     The Toronto-Dominion Bank
                                     909 Fannin
                                     Suite 1700
                                     Houston, Texas  77010
                                     Attn:  Kimberly Burleson

                                     Telephone:  (713) 653-8241
                                     Telecopy:  (713) 951-9921

COMMITMENT
- ----------
$35,000,000                                  UNION BANK OF SWITZERLAND
                                             NEW YORK BRANCH

                                             By:    /s/ ROBERT W. CASEY, JR.
                                                    Robert W. Casey, Jr.
                                                    Vice President

                                             By:    /s/ LAURENT J. CHAIX
                                                    Laurent J. Chaix
                                                    Vice President

                                             299 Park Avenue
                                             New York, New York  10171-0026
                                             Attn:  Robert W. Casey

                                             Telephone:  (212) 821-3329
                                             Telecopy:  (212) 821-3383


Copy all notices and credit matters to:

                                             Union Bank of Switzerland
                                             299 Park Avenue
                                             New York, New York  10171-0026
                                             Attn:  Robert W. Casey

                                             Telephone:  (212) 821-3329
                                             Telecopy:  (212) 821-3383


Copy all Borrowing Notices to:

                                             Union Bank of Switzerland
                                             299 Park Avenue
                                             New York, New York  10171-0026
                                             Attn:  Michael Peterson
                                                    Loan Service Department

                                             Telephone:  (212) 821-3230
                                             Telecopy:  (212) 821-3259

COMMITMENT
- ----------
$25,000,000                               BANK OF HAWAII

                                          By:    /s/ JOSEPH T. DONALSON
                                                 Joseph T. Donalson
                                                 Vice President

                                          1839 South Alma School Road, Suite 150
                                          Mesa, Arizona  85210
                                          Attn:  Joseph T. Donalson

                                          Telephone:  (602) 752-8020
                                          Telecopy:    (602) 752-8007


Copy all notices and credit matters to:

                                          Bank of Hawaii
                                          1839 South Alma School Road, Suite 150
                                          Mesa, Arizona  85210
                                          Attn:  Joseph T. Donalson

                                          Telephone:  (602) 752-8020
                                          Telecopy:    (602) 752-8007


Copy all Borrowing Notices to:

                                          Bank of Hawaii


                                          Attn:  Iwalani Sabarre-Kapika

                                          Telephone:  (808) 484-3584
                                          Telecopy:  (808) 484-3506

COMMITMENT
- ----------
$25,000,000                                  THE BANK OF NOVA SCOTIA

                                             By:    /s/ CLAUDE ASHBY
                                                    Claude Ashby
                                                    Agent

                                             600 Peachtree, N.E., Suite 2700
                                             Atlanta, Georgia  30308
                                             Attn:  Claude Ashby

                                             Telephone:  (404) 877-1560
                                             Telecopy:  (404) 888-8998


Copy all notices and credit matters to:

                                             The Bank of Nova Scotia
                                             1100 Louisiana, Suite 3000
                                             Houston, Texas  77002
                                             Attn:  Paul G. Gonin

                                             Telephone:  (713) 759-3443
                                             Telecopy:  (713) 752-2425

Copy all Borrowing Notices to:

                                             The Bank of Nova Scotia
                                             600 Peachtree, N.E., Suite 2700
                                             Atlanta, Georgia  30308
                                             Attn:  Phyllis Walker

                                             Telephone:  (404) 877-1557
                                             Telecopy:  (404) 888-8998

COMMITMENT
- ----------
$25,000,000                                  CREDIT SUISSE

                                             By:    /s/ WILLIAM P. MURRAY
                                             Name:  William P. Murray
                                             Title: Member Senior Management

                                             By:    /s/ KRISTINN R. KRISTINSSON
                                             Name:  Kristinn R. Kristinsson
                                             Title: Associate

                                             12 East 49th Street
                                             New York, New York  10017
                                             Attn:  Kris Kristinsson

                                             Telephone:  (212) 238-5206
                                             Telecopy:  (212) 238-5247


Copy all notices and credit matters to:

                                             Credit Suisse
                                             191 Peachtree St. NE
                                             Suite 3500
                                             Atlanta, Georgia  30303
                                             Attn:  Michel A. Odermatt

                                             Telephone:  (404) 577-6100
                                             Telecopy:  (404) 577-9029


Copy all Borrowing Notices to:

                                             Credit Suisse
                                             12 East 49th Street
                                             New York, New York  10017
                                             Attn:  Hazel Leslie

                                             Telephone:  (212) 238-5218
                                             Telecopy:  (212) 238-5247

COMMITMENT
- ----------
$25,000,000                                  FIRST AMERICAN NATIONAL BANK

                                             By:    /s/ WILLIAM R. STUTTS
                                                    William R. Stutts
                                                    Vice President

                                             4894 Poplar Avenue
                                             Memphis, Tennessee  38117
                                             Attn:  William R. Stutts

                                             Telephone:  (901) 762-5675
                                             Telecopy:  (901) 762-5665



Copy all notices and credit matters to:

                                             First American National Bank
                                             4894 Poplar Avenue
                                             Memphis, Tennessee  38117
                                             Attn:  William R. Stutts

                                             Telephone:  (901) 762-5675
                                             Telecopy:  (901) 762-5665

Copy all Borrowing Notices to:

                                             First American National Bank
                                             4894 Poplar Avenue
                                             Memphis, Tennessee  38117
                                             Attn:  William R. Stutts

                                             Telephone:  (901) 762-5675
                                             Telecopy:  (901) 762-5665

COMMITMENT
- ----------
$25,000,000                               THE INDUSTRIAL BANK OF JAPAN,
                                          LIMITED, ATLANTA AGENCY

                                          By:    /s/ JACKIE BRUNETTO
                                                 Jackie Brunetto
                                                 Vice President

                                          One Ninety One Peachtree Tower
                                          191 Peachtree Street, Suite 3600
                                          Atlanta, Georgia  30303-1757
                                          Attn:  Jackie Brunetto

                                          Telephone:  (404) 420-3325
                                          Telecopy:  (404) 524-8509



Copy all notices and credit matters to:

                                          The Industrial Bank of Japan, Limited,
                                          Atlanta Agency
                                          One Ninety One Peachtree Tower
                                          191 Peachtree Street, Suite 3600
                                          Atlanta, Georgia  30303-1757
                                          Attn:  Jackie Brunetto

                                          Telephone:  (404) 420-3325
                                          Telecopy:  (404) 524-8509

Copy all Borrowing Notices to:

                                          The Industrial Bank of Japan, Limited,
                                          Atlanta Agency
                                          One Ninety One Peachtree Tower
                                          191 Peachtree Street, Suite 3600
                                          Atlanta, Georgia  30303-1757
                                          Attn:  Business Operations Department

                                          Telephone:  (404) 420-3307
                                          Telecopy:  (404) 577-6818

COMMITMENT
- ----------
$25,000,000                                  NBD BANK

                                             By:    /s/ KIMBERLY R. ZAZULA
                                                    Kimberly R. Zazula
                                                    Second Vice President

                                             611 Woodward Avenue
                                             Detroit, Michigan  48226
                                             Attn:  Kimberly R. Zazula

                                             Telephone:  (313) 225-2228
                                             Telecopy:  (313) 225-2649



Copy all notices and credit matters to:

                                             NBD Bank
                                             611 Woodward Avenue
                                             Detroit, Michigan  48226
                                             Attn:  Debbie Stuart

                                             Telephone:  (313) 225-3443
                                             Telecopy:  (313) 225-2649

Copy all Borrowing Notices to:

                                             NBD Bank
                                             611 Woodward Avenue
                                             Detroit, Michigan  48226
                                             Attn:  Debbie Stuart

                                             Telephone:  (313) 225-3443
                                             Telecopy:  (313) 225-2649

COMMITMENT
- ----------
$25,000,000                           ROYAL BANK OF CANADA

                                      By:    /s/ D. G. CALANCIE
                                             D.G. Calancie
                                             Senior Manager

                                      Grand Cayman (North America No. 1) Branch
                                      Financial Square, 23rd Floor
                                      New York, New York  10005-3531
                                      Attn:  Manager, Loans Administration

                                      Telephone:  (212) 428-6311
                                      Telecopy:  (212) 428-2372



Copy all notices and credit matters to:

                                      Royal Bank of Canada
                                      Financial Square, 24th Floor
                                      New York, New York  10005-3531
                                      Attn:  D.G. Calancie

                                      Telephone:  (212) 428-6445
                                      Telecopy:  (212) 428-6459


Copy all Borrowing Notices to:

                                      Royal Bank of Canada
                                      Financial Square, 24th Floor
                                      New York, New York  10005-3531
                                      Attn:  D.G. Calancie

                                      Telephone:  (212) 428-6445
                                      Telecopy:  (212) 428-6459

COMMITMENT
- ----------
$25,000,000                             SAKURA BANK, LTD.

                                        By:    /s/ HIROYASU IMANISHI
                                               Hiroyasu Imanishi
                                               Vice President and Senior Manager

                                        245 Peachtree Center Avenue, N.E.
                                        Suite 2703
                                        Atlanta, Georgia  30303
                                        Attn:  Charles S. Zimmerman

                                        Telephone:  (404) 521-3111
                                        Telecopy:  (404) 521-1133



Copy all notices and credit matters to:

                                        Sakura Bank, Ltd.
                                        245 Peachtree Center Avenue, N.E.
                                        Suite 2703
                                        Atlanta, Georgia  30303
                                        Attn:  Christy Joel

                                        Telephone:  (404) 521-3111
                                        Telecopy:  (404) 521-1133

Copy all Borrowing Notices to:

                                        Sakura Bank, Ltd.
                                        245 Peachtree Center Avenue, N.E.
                                        Suite 2703
                                        Atlanta, Georgia  30303
                                        Attn:  Christy Joel

                                        Telephone:  (404) 521-3111
                                        Telecopy:  (404) 521-1133

COMMITMENT
- ----------
$25,000,000                      TOKAI BANK, LTD., ATLANTA AGENCY

                                 By:    /s/ NOBUO MINAMIKAWA
                                        Nobuo Minamikawa
                                        Deputy Manager and Senior Vice President

                                 Marquis Two Tower, Suite 2802
                                 285 Peachtree Center Avenue, N.E.
                                 Atlanta, Georgia  30303
                                 Attn:  Nobuo Minamikawa

                                 Telephone:  (404) 880-0000
                                 Telecopy:  (404) 653-0737



Copy all notices and credit matters to:

                                 Tokai Bank, Ltd., Atlanta Agency
                                 Marquis Two Tower, Suite 2802
                                 285 Peachtree Center Avenue, N.E.
                                 Atlanta, Georgia  30303
                                 Attn:  Bruce R. Dearing

                                 Telephone:  (404) 880-4601
                                 Telecopy:  (404) 653-0737

Copy all Borrowing Notices to:

                                 Tokai Bank, Ltd., Atlanta Agency
                                 Marquis Two Tower, Suite 2802
                                 285 Peachtree Center Avenue, N.E.
                                 Atlanta, Georgia  30303
                                 Attn:  Constance Houghton

                                 Telephone:  (404) 880-4623
                                 Telecopy:  (404) 653-0737

COMMITMENT
- ----------
$25,000,000                                 WESTDEUTSCHE LANDESBANK
                                            GIROZENTRALE, NEW YORK BRANCH

                                            By:    /s/ ALAN S. BOOKSPAN
                                                   Alan S. Bookspan
                                                   Vice President

                                            1211 Avenue of the Americas
                                            New York, New York  10036
                                            Attn:  Alan S. Bookspan

                                            Telephone:  (212) 852-6023
                                            Telecopy:  (212) 852-6307



Copy all notices and credit matters to:

                                            Westdeutsche Landesbank Girozentrale
                                            1211 Avenue of the Americas
                                            New York, New York  10036
                                            Attn:  David Smith

                                            Telephone:  (212) 852-6155
                                            Telecopy:  (212) 852-6300

Copy all Borrowing Notices to:

                                            Westdeutsche Landesbank Girozentrale
                                            1211 Avenue of the Americas
                                            New York, New York  10036
                                            Attn:  David Smith

                                            Telephone:  (212) 852-6155
                                            Telecopy:  (212) 852-6300

                                 EXHIBIT "A"

                                     NOTE


$________________________,


         FEDERAL EXPRESS CORPORATION, a Delaware corporation (the "Borrower"), promises to pay to the order of _____________________________ (the "Lender") the lesser of the principal sum of ___________________ Dollars or the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Amended and Restated Credit Agreement (as the same may be amended or modified, the "Agreement") hereinafter referred to, in immediately available funds at the main office of The First National Bank of Chicago in Chicago, Illinois, as Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date and shall make such mandatory payments as are required to be made under the terms of Section
2.2 of the Agreement.

         The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

         This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Amended and Restated Credit Agreement, dated as of May 12, 1995 among the Borrower, The First National Bank of Chicago, individually and as Agent, and the lenders named therein, including the Lender, to which Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.


                                             FEDERAL EXPRESS CORPORATION


                                             By:
                                                  Charles M. Buchas, Jr.
                                                  Vice President and Treasurer

                 SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
                                      TO
                     NOTE OF FEDERAL EXPRESS CORPORATION,
                              DATED MAY __, 1995


                  Principal                 Maturity                Principal
                  Amount of               of Interest                Amount                    Unpaid
Date                Loan                    Period                    Paid                    Balance
- -----------------------------------------------------------------------------------------------------


                                  EXHIBIT "B"

                              OPINION OF COUNSEL




The Agent and the Lenders who are parties to the Amended and Restated Credit Agreement described below.


                                                         _________________, 1995


Ladies and Gentlemen:

         This is in regard to the Amended and Restated Credit Agreement dated as of May 12, 1995 among Federal Express Corporation, the Lenders named therein and The First National Bank of Chicago, as Agent (the "Agreement"). Unless the context otherwise requires, all terms used in this opinion which are specifically defined in the Agreement shall have the meanings given such terms in the Agreement.

         I am the Senior Vice President and General Counsel of the Borrower and have acted as such in connection with the Agreement. I, or attorneys under my supervision, have made such examination and investigation as I or they have deemed necessary in order to give the following opinion.

         Based upon the foregoing, it is my opinion that:

                  1. The Borrower is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware. The Borrower is duly authorized to execute and deliver the Agreement and the Notes and perform its obligations under the Agreement and the Notes and to borrow under the Agreement. The Borrower has all corporate power required to carry on its ordinary course of business.

                  2. Each Significant Subsidiary is a corporation duly incorporated and validly existing in good standing under the laws of the jurisdiction of its incorporation.

                  3. Each of the Borrower and each Significant Subsidiary is duly qualified as a foreign corporation in good standing to do business in all jurisdictions where the failure to so qualify would have a material adverse effect on the business of the Borrower and the Significant Subsidiaries taken as a whole.

                  4. The execution and delivery of the Agreement and the Notes by the Borrower, the borrowings by the Borrower under the Agreement and the performance by the Borrower of its obligations under the Agreement and the Notes have been duly authorized by all necessary corporate action and proceedings on the part of the Borrower and do not at this time:

                          (a)  require any consent of the Borrower's
                  shareholders; or

                          (b) contravene, or constitute a default under, any provision of any law or regulation applicable to the Borrower or of the certificate of incorporation or by-laws of the Borrower or of any material contract, agreement, judgment, order, decree, adjudication or other instrument binding upon the Borrower, or by which the Borrower or its property may be bound or affected, or result in the creation of any Lien on any property now owned by the Borrower or any Significant Subsidiary pursuant to the provisions of any agreement, indenture or other instrument binding upon it.

                  5. The Agreement and the Notes delivered as of the date hereof have been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy or similar laws relating generally to the enforcement of creditors' rights and subject also to the availability of equitable remedies if equitable remedies are sought.

                  6. There is no action, suit, proceeding or investigation of which I am aware pending or threatened against or affecting the Borrower or any Significant Subsidiary before any court, regulatory commission, arbitration tribunal, governmental department, administrative agency or instrumentality which, if such action, suit, proceeding or investigation were determined adversely to the interest of the Borrower and the Significant Subsidiaries, would have a material, adverse effect on the business, condition (financial or otherwise) or operations of the Borrower or any Significant Subsidiary, except the excise tax dispute discussed in the Borrower's Annual Report on Form 10-K for the fiscal year ended May 31, 1994 as updated in the Borrower's Quarterly Report on Form 10-Q for the quarter ended February 28, 1995.

                  7. Neither the Borrower nor any Significant Subsidiary is in default or violation in any respect which would have a material adverse effect on the business or condition (financial or otherwise) of the Borrower or any Significant Subsidiary with respect to any law, rule, regulation, order, writ, judgment, injunction, decree, adjudication, determination or award presently in effect and applicable to it.

                  8. No approval, authorization, consent, adjudication or order of any governmental authority, which has not been obtained by the Borrower, is required to be obtained by the Borrower in connection with the execution and delivery of the

         Agreement, the Notes, the borrowings under the Agreement or in connection with the performance by the Borrower of its obligations under the Agreement and the Notes.

                  9. The Borrower is not engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any "margin stock" (as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System).

                  10. The Borrower is not an "investment company", within the meaning of the Investment Borrower Act of 1940, as currently in effect.

                  11. The laws of the State of Tennessee which limit interest rates or other amounts payable with respect to borrowed money or interest thereon are not applicable to the Agreement or the Notes.

                  12. The Borrower is not a national of any foreign country designated in Presidential Executive Order No. 8389 or 9193, as amended, and the regulations issued thereunder, as amended, or a national of any foreign country designated in the Foreign Assets Control Regulations or in the Cuban Assets Control Regulations of the United States Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended.

                  13. The certificates issued to the Borrower pursuant to 49 U.S.C. Section 41102(a) and 49 U.S.C. Section 41103 and the operating certificates issued to the Borrower pursuant to Part 121 of the Federal Aviation Regulations are in full force and effect and are adequate for the conduct of the business of the Borrower as now conducted. There are no actions, proceedings or investigations pending or, to my knowledge, threatened (or any basis therefor known to me) to amend, modify, suspend or revoke any such certificate in whole or in part which would have any material adverse effect on any such certificate or the operations of the Borrower.

         This opinion is limited to the effect of the laws of the State of Tennessee, the General Corporation Law of the State of Delaware and the laws of the United States of America, and I express no opinion with respect to the laws of any other jurisdiction. As a result, I have with your permission assumed for purposes of this opinion that, notwithstanding the contrary choice of law provisions contained therein, the Loan Documents are governed by the laws of the State of Tennessee.

         This opinion may be relied upon by the Agent, the Lenders, and their respective permitted participants, assignees, and other transferees. It is understood that this opinion speaks as of the date given, notwithstanding any delivery as contemplated above on any other date.

                                  EXHIBIT "C"

                             ASSIGNMENT AGREEMENT

         This Assignment Agreement (this "Assignment Agreement") between ______________________ (the "Assignor") and ___________________(the "Assignee")
is dated as of _____________, _____.  The parties hereto agree as follows:

         1. PRELIMINARY STATEMENT. The Assignor is a party to an Amended and Restated Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the "Credit Agreement") described in Item 1 of Schedule 1 attached hereto ("Schedule 1"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

         2. ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement relating to the facilities listed in
Item 3 of Schedule 1 and the other Loan Documents. The aggregate Commitment (or Loans, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.

         3. EFFECTIVE DATE. The effective date of this Assignment Agreement (the "Effective Date") shall be the later of the date specified in Item 5 of
Schedule 1 or two Business Days (or such shorter period agreed to by the Agent) after a Notice of Assignment substantially in the form of Exhibit "I" attached hereto has been delivered to the Agent. Such Notice of Assignment must include any consents required to be delivered to the Agent by Section 12.3.1 of the Credit Agreement. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Sections 4 and 5 hereof are not made on the proposed Effective Date. The Assignor will notify the Assignee of the proposed Effective Date no later than the Business Day prior to the proposed Effective Date. As of the Effective Date, (i) the Assignee shall have the rights and obligations of a Lender under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder and (ii) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder.

         4. PAYMENTS OBLIGATIONS. On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee shall advance funds directly to the Agent with respect to all Loans and reimbursement payments made on or after the Effective Date with respect to the interest assigned hereby. [In consideration for the sale and assignment of Loans hereunder, (i) the Assignee shall pay the Assignor, on the Effective Date, an amount equal to the principal amount of the portion of all Floating Rate Loans assigned to the Assignee hereunder and (ii) with respect to each Fixed Rate Loan made by the Assignor and assigned to the Assignee hereunder which is outstanding on the Effective Date, (a) on the last day of the Interest Period therefor or (b) on such earlier date agreed to by the Assignor and the Assignee or (c) on the date on which any such Fixed Rate Loan either becomes due (by acceleration or otherwise) or is prepaid (the date as described in the foregoing clauses (a),
(b) or (c) being hereinafter referred to as the "Payment Date"), the Assignee shall pay the Assignor an amount equal to the principal amount of the portion of such Fixed Rate Loan assigned to the Assignee which is outstanding on the Payment Date. If the Assignor and the Assignee agree that the Payment Date for such Fixed Rate Loan shall be the Effective Date, they shall agree to the interest rate applicable to the portion of such Loan assigned hereunder for the period from the Effective Date to the end of the existing Interest Period applicable to such Fixed Rate Loan (the "Agreed Interest Rate") and any interest received by the Assignee in excess of the Agreed Interest Rate shall be remitted to the Assignor. In the event interest for the period from the Effective Date to but not including the Payment Date is not paid by the Borrower with respect to any Fixed Rate Loan sold by the Assignor to the Assignee hereunder, the Assignee shall pay to the Assignor interest for such period on the portion of such Fixed Rate Loan sold by the Assignor to the Assignee hereunder at the applicable rate provided by the Credit Agreement. In the event a prepayment of any Fixed Rate Loan which is existing on the Payment Date and assigned by the Assignor to the Assignee hereunder occurs after the Payment Date but before the end of the Interest Period applicable to such Fixed Rate Loan, the Assignee shall remit to the Assignor the excess of the prepayment penalty paid with respect to the portion of such Fixed Rate Loan assigned to the Assignee hereunder over the amount which would have been paid if such prepayment penalty was calculated based on the Agreed Interest Rate. The Assignee will also promptly remit to the Assignor (i) any principal payments received from the Agent with respect to Fixed Rate Loans prior to the Payment Date and (ii) any amounts of interest on Loans and fees received from the Agent which relate to the portion of the Loans assigned to the Assignee hereunder for periods prior to the Effective Date, in the case of Floating Rate Loans, or the Payment Date, in the case of Fixed Rate Loans, and not previously paid by the Assignee to the Assignor.]* In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

         5. FEES PAYABLE BY THE ASSIGNEE. The [Assignee shall pay to the Assignor a fee on each day on which a payment of interest or facility fees is made under the Credit Agreement with respect to the amounts assigned to the Assignee hereunder (other than a payment of interest or commitment fees for the period prior to the Effective Date or, in the case of Fixed Rate Loans, the Payment Date, which the Assignee is obligated to deliver to the Assignor pursuant to Section 4 hereof). The amount of such fee shall be the difference between (i) the interest or fee, as applicable, paid with respect to the amounts assigned to the




_______________

* Each Assignor may insert its standard payment provisions in lieu of the payment terms included in this Exhibit.

Assignee hereunder and (ii) the interest or fee, as applicable, which would have been paid with respect to the amounts assigned to the Assignee hereunder if each interest rate was ___ of 1% less than the interest rate paid by the Borrower or if the commitment fee was ___ of 1% less than the commitment fee paid by the Borrower, as applicable. In addition, the] Assignee agrees to pay ___% of the processing fee required to be paid to the Agent in connection with this Assignment Agreement.

         6. REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR'S LIABILITY. The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents,
(v) inspecting any of the Property, books or records of the Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

         7. REPRESENTATIONS OF THE ASSIGNEE. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, [and] (v) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, [and (vi) attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes].**

_______________

** to be inserted if the Assignee is not incorporated under the laws of the United States, or a state thereof.

         8. INDEMNITY. The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys' fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee's non-performance of the obligations assumed under this Assignment Agreement.

         9. SUBSEQUENT ASSIGNMENTS. After the Effective Date, the Assignee shall have the right or obligation pursuant to Article XII of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (i) any such subsequent assignment does not violate any of the terms and conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Loan Documents has been obtained and (ii) unless the prior written consent of the Assignor is obtained, the Assignee is not thereby released from its obligations to the Assignor hereunder, if any remain unsatisfied, including, without limitation, its obligations under Sections 4, 5 and 8 hereof.

         10. REDUCTIONS OF AGGREGATE COMMITMENT. If any reduction in the Aggregate Commitment occurs between the date of this Assignment Agreement and the Effective Date, [the percentage interest specified in Item 3 of Schedule 1 shall remain the same, but the dollar amount purchased shall be recalculated based on the reduced Aggregate Commitment] [the dollar amount specified in Item 4 of Schedule 1 shall remain the same, but the percentage interest purchased shall be recalculated based on the reduced Aggregate Commitment].***

         11. ENTIRE AGREEMENT. This Assignment Agreement and the attached Notice of Assignment embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

         12. GOVERNING LAW This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Illinois.

         13. NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the addresses set forth in the attachment to Schedule 1.

_______________

***  At option of parties.

         IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.


                                           [NAME OF ASSIGNOR]

                                           By: _______________________________


                                           Title: _____________________________




                                           [NAME OF ASSIGNEE]

                                           By: _______________________________


                                           Title: _____________________________

                                  SCHEDULE 1
                            to Assignment Agreement

1.  Description and Date of Credit Agreement:

    Amended and Restated Credit Agreement dated as of May 12, 1995 by and among Federal Express Corporation, the Lenders party thereto, and The First National Bank of Chicago, as Agent

2.  Date of Assignment Agreement:   ________________

3.  Amounts (As of Date of Item 2 above):

    a.    Total of Commitments
          (Loans)* under
          Credit Agreement                                  $

    b.    Assignee's Percentage
          purchased under the
          Assignment Agreement**                                             %


4.  Assignee's (Loan Amount)*
    Commitment Amount
    Purchased Hereunder:                                    $

5.  Proposed Effective Date:    ________________


Accepted and Agreed:

[NAME OF ASSIGNOR]                                          [NAME OF ASSIGNEE]
By:                                                         By:
Title:                                                      Title:





___________________

* If a Commitment has been terminated, insert outstanding Loans in place of Commitment

**  Percentage taken to 10 decimal places

               Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT

        Attach Assignor's Administrative Information Sheet, which must include notice address for the Assignor and the Assignee

                                  EXHIBIT "I"
                            to Assignment Agreement

                                    NOTICE
                                 OF ASSIGNMENT


                                                      ___________________,


To:      FEDERAL EXPRESS CORPORATION
         2007 Corporate Avenue, 4th Floor
         Memphis, Tennessee  38132
         Attention:   Vice President and Treasurer

         THE FIRST NATIONAL BANK OF CHICAGO
         One First National Plaza
         Mail Suite 0362
         Chicago, Illinois  60670


From:    [NAME OF ASSIGNOR] (the "Assignor")

         [NAME OF ASSIGNEE] (the "Assignee")


         1. We refer to that Amended and Restated Credit Agreement (the "Credit Agreement") described in Item 1 of Schedule 1 attached hereto ("Schedule 1"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

         2. This Notice of Assignment (this "Notice") is given and delivered to the Borrower and the Agent pursuant to Section 12.3.3 of the Credit Agreement.

         3. The Assignor and the Assignee have entered into an Assignment Agreement, dated as of ___________, _____ (the "Assignment"), pursuant to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor the percentage interest specified in Item 3 of
Schedule 1 of all outstanding, rights and obligations under the Credit Agreement relating to the facilities listed in Item 3 of Schedule 1, including, without limitation, such interest in the Assignor's Commitment (if applicable) and the Loans owing to the Assignor relating to such facilities. The Effective Date of the Assignment shall be the later of the date specified in Item 5 of
Schedule 1 to the Assignment ("Schedule 1") or two Business Days (or such shorter period as agreed to by the Agent) after this Notice of Assignment and any consents and fees required by Sections 12.3.1 and 12.3.3 of the Credit Agreement have been delivered to the Agent, provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.

         4. The Assignor and the Assignee hereby give to the Borrower and the Agent notice of the assignment and delegation referred to herein. The Assignor will confer with the Agent before the date specified in Item 5 of
Schedule 1 to determine if the Assignment Agreement will become effective on such date pursuant to Section 3 hereof, and will confer with the Agent to determine the Effective Date pursuant to Section 3 hereof if it occurs thereafter. The Assignor shall notify the Agent if the Assignment Agreement does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed to by the Assignor and the
Assignee.   At the request of the Agent, the Assignor will give the Agent written confirmation of the satisfaction of the conditions precedent.

         5. The Assignor or the Assignee shall pay to the Agent on or before the Effective Date the processing fee of $4,000 required by Section
12.3.3 of the Credit Agreement.

         6. If Notes are outstanding on the Effective Date, the Assignor and the Assignee request and direct that the Agent prepare and cause the Borrower to execute and deliver new Notes or, as appropriate, replacements notes, to the Assignor and the Assignee. The Assignor and, if applicable, the Assignee each agree to deliver to the Agent the original Note received by it from the Borrower upon its receipt of a new Note in the appropriate amount.

         7. The Assignee advises the Agent that its notice and payment instructions are set forth in the attachment to Schedule 1.

         8. Each party consenting to the Assignment in the space indicated below hereby releases the Assignor from any obligations to it which have been assigned to the Assignee.


NAME OF ASSIGNOR                           NAME OF ASSIGNEE

By:                                        By:

Title:                                     Title:


ACKNOWLEDGED BY AND                        ACKNOWLEDGED BY AND
CONSENTED TO                               CONSENTED TO
THE FIRST NATIONAL BANK OF                 FEDERAL EXPRESS CORPORATION
CHICAGO, AS AGENT

By:                                        By:
Title:                                     Title:



[Attach photocopy of Schedule 1 to Assignment]

                                  EXHIBIT "D"
                LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

To The First National Bank of Chicago,
as Agent (the "Agent") under the Credit Agreement
Described Below.

Re: Amended and Restated Credit Agreement, dated as of May 12, 1995 (as the same may be amended or modified, the "Credit Agreement"), among Federal Express Corporation (the "Borrower"), the Agent, and the Lenders named therein

         Terms used herein and not otherwise defined shall have the meanings assigned thereto in the Credit Agreement.

         The Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Advances or other extensions of credit from time to time until receipt by the Agent of a specific written revocation of such instructions by the Borrower, provided, however, that the Agent may otherwise transfer funds as hereafter directed in writing by the Borrower in accordance with Section 13.1 of the Credit Agreement or based on any telephonic notice made in accordance with
Section 2.13 of the Credit Agreement.

Facility Identification Number(s)

Customer/Account Name

Transfer Funds To

For Account No.

Reference/Attention To

Authorized Officer (Customer Representative)                Date


(Please Print)                                              Signature

Authorized Officer (Customer Representative)                Date


(Please Print)                                              Signature

Lender Officer Name                                         Date


(Please Print)                                              Signature
   (Deliver Completed Form to Credit Support Staff For Immediate Processing)

                                 SCHEDULE "1"

                           SIGNIFICANT SUBSIDIARIES
                               (See Section 5.7)

         Significant                        Percent                            Jurisdiction of
         Subsidiary                        Ownership                            Organization
- ----------------------------------         ---------                         ------------------
Federal Express Canada Ltd.                  100%                                Canada

Federal Express (Hong Kong)
  Limited(1)                                 100%                                Hong Kong





________________________

(1) Federal Express (Hong Kong) Limited is a wholly-owned subsidiary of Federal Express International, Inc. Federal Express International, Inc. is a wholly-owned subsidiary of Federal Express Corporation.

                                 SCHEDULE "2"

                            COMPLIANCE CALCULATIONS
                             (See Section 6.1(iv))

                                 SEE ATTACHED